As filed with the Securities and Exchange Commission on November 14, 2000

Registration No. _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN TECHNOLOGIES GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	95-4307525 (I.R.S. Employer Identification No.)

1017 South Mountain Avenue
Monrovia, California 91016
(626) 357-5000
 (Address, Including Zip Code, and Telephone Number, Including Area Code,of Registrant’s Principal Executive Offices)

American Technologies Group, Inc.
1017 South Mountain Avenue
Monrovia, California 91016
(626) 357-5000
 (Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
JOHN M. DAB, ESQ.
General Counsel
American Technologies Group, Inc.
1017 South Mountain Avenue
Monrovia, California 91016
(626) 357-5000
Telecopy: (626) 357-4464

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box.[_]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, $0.001 par value (2)	14,760,147 shares	$0.09	$1,328,413	$350.70

Common Stock, $0.001 par value (3)	500,000 shares	$0.09	$ 45,000	$ 11.88

Common Stock, $0.001 par value (4)	650,000 shares	$0.09	$ 58,500	$ 15.44

Common Stock, $0.001 par value (5)	18,667,551 shares	$0.09	$1,680,080	$443.54

Common Stock, $0.001 par value	500,000 shares	$0.09	$ 45,000	$ 11.88

Total	35,077,698 shares		$3,156,993	$833.44

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).

(2)	Issuable upon the conversion of convertible notes. This is not intended to constitute a prediction as to the number of shares of Common Stock into which the notes will be converted. The number of shares currently issuable upon conversion of the outstanding notes is one half of this amount; the actual number of shares to be issued on conversion is dependent, in part, on the price of the common stock at the time of conversion. Also registered are an indeterminate amount of additional shares of Common Stock that may become issuable by virtue of anti-dilution provisions in the warrants.

(3)	Issuable upon the exercise of warrants issued in connection with the initial placement of the convertible notes at an exercise price of $0.09 per share. Also registered are an indeterminate amount of additional shares of Common Stock that may become issuable by virtue of anti-dilution provisions in the warrants.

(4)	Issuable pursuant to the terms of a Subscription Agreement pursuant to which the registrant can require investors to purchase up to $5,000,000 of convertible notes of which $500,000 have been purchased. Also registered hereunder are an indeterminate number of additional shares of common stock that may become issuable by virtue of anti-dilution provisions of the Subscription Agreement.

(5)	Issuable upon the exercise of warrants that may be issued in connection with the purchase of convertible notes pursuant to the Subscription Agreement discussed in paragraph 4 above. Also registered hereunder are an indeterminate number of additional shares of common stock that may become issuable by virtue of anti-dilution provisions in the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

PRELIMINARY PROSPECTUS Subject To Completion, Dated November 14, 2000

The information in this prospectus is not complete and may be changed.

35,077,698 SHARES OF COMMON STOCK

AMERICAN TECHNOLOGIES GROUP INC.

THE OFFERING

     The resale of up to 35,077,698 shares of Common Stock consisting of:

     * Up to 33,427,698 shares issuable upon conversion of certain existing convertible notes or convertible notes which may by put to certain selling securityholders identified in this Prospectus; and

     * Up to 1,150,000 shares issuable upon the exercise of Warrants issued or issuable to a selling securityholder as a finder’s fee.

     * 500,000 shares by Tuck International.

     We will receive no proceeds from the sale of the shares by the Selling Securityholders. However, we may receive proceeds from the sale of additional convertible notes to certain of the Selling Shareholders and, if the warrants are exercised, will receive proceeds from the sale of shares issuable upon the exercise of the warrants issued in connection with the sale of the convertible notes.

     The Selling Securityholders may offer these shares from time to time in transactions on the OTC Bulletin Board or in privately negotiated transactions as described under the “Plan of Distribution“on page 37.

     Our common stock is quoted on the OTC Bulletin Board under the symbol “ATEG.” On November 9, 2000, the closing sale price of the common stock on the OTC Bulletin Board was $0.14.

Investing in our common stock involves substantial risks.
See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 14, 2000.

PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THE SECURITIES. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE “RISK FACTORS” SECTION, THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS. SOME OF THE STATEMENTS MADE IN THIS PROSPECTUS DISCUSS FUTURE EVENTS AND DEVELOPMENTS, INCLUDING OUR FUTURE BUSINESS STRATEGY AND OUR ABILITY TO GENERATE REVENUE, INCOME AND CASH FLOW. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED IN THESE FORWARD-LOOKING STATEMENTS.

Our Company

     American Technologies Group, Inc., a Nevada corporation (the “Company” or “ATG”) was formed on September 27, 1988. The Company is engaged in the development, commercialization and sale of products and systems using its patented and proprietary technologies. The Company concentrates its technology discovery and development processes in three core technology areas: 1. Catalyst Technology, 2. Water Purification, and 3. High Energy Particle Technologies. The products resulting from development of the catalyst technology are intended to offer cost-effective solutions to reduce, and in some cases eliminate, hazardous chemical by-products or emissions resulting from industrial and combustion processes. Additionally, many commercial products may be improved and enhanced through the use of the Company’s proprietary catalyst technology including detergents and cosmetics. The water purification technology is currently being developed into a consumer distiller which is expected to reach the market during the first half of calendar year 2001. The high energy particle technologies are still in the relatively early stages of development, and commercial applications are not expected to be developed for several years, if at all.

The Offering

Common Stock offered for resale	35,077,698 shares

Use of Proceeds	We will not receive proceeds from the resale of the common stock described in this Prospectus. However, we will receive proceeds from the initial placement of the convertible notes to certain of the Selling Securityholders. These proceeds will be used for marketing and working capital.

OTC Bulletin Board symbol	ATEG

RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are the only material risks facing us of which we are currently aware. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

     If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Financial Risk Factors

We Have a History of Financial Losses Which Will Continue at Least Through the End of our Second Fiscal Quarter

     We have operated at a loss throughout our history. Net operating losses for the year ended July 31, 2000 were approximately $4.73 million and for the fiscal year ended July 31, 1999 were approximately $8.71 million. At July 31, 2000 we had an accumulated deficit of approximately $54 million.

     Net cash used in operations declined by over $800,000 from fiscal 1999 to fiscal 2000. We anticipate that we will be able to continue our reduced cash out flow during fiscal 2001, except to the extent of expenses associated with marketing and production of products. The amount of net losses and the time required to reach profitability are uncertain. There can be no assurance that we will ever be able to generate sufficient revenue from our products now ready for market or from those under development to achieve profitability on a sustained basis. See the Management’s Discussion and Analysis below for further discussion of this issue.

We have Experienced Substantial Difficulty Generating Sufficient Working Capital

     American Technologies has been experiencing difficulty in maintaining sufficient working capital needed to insure stability and continued product development and marketing. Only a small portion of the capital expended to date has come from actual revenue generation, and we find it increasingly difficult to raise investment capital. We are at a critical juncture in our history. It is absolutely essential to begin to generate significant revenues in order to maintain our existence. While plans are in place and being executed directed at accomplishing this end, there can be no guarantee that these plans will prove to be successful.

     Our current cash monthly operating expenses are approximately $200,000. We believe our current cash reserves plus the $250,000 due upon the filing of the registration statement of which this Prospectus forms a part and the $400,000 which we may receive upon its effectiveness, along with anticipated minimum projected revenues of $2,000,000 for fiscal 2000, will be sufficient for the Company to operate in the normal course for the next 12 months. However, if revenues are less than projected, the Company’s ability to continue operations will be dependent upon additional financing activities, of which there can be no assurance.

     The report by Corbin & Wertz on our financial statements for the fiscal year ending July 31, 2000 contains an explanatory paragraph indicating that there were operating losses which raised substantial doubt about the ability of American Technologies to continue as a going concern. This going concern qualification may adversely affect our perception by prospective customers and suppliers.

Volatility of Stock Price May Increase Number of Shares Issuable Upon Conversion of Convertible Notes.

     The stock market from time to time experiences significant price and volume fluctuations, some of which are unrelated to the operating performance of particular companies. We believe that a number of factors can cause the price of our common stock to fluctuate, perhaps substantially. These factors include, among others:

-	Announcements of financial results and other developments relating to our business;

-	Changes in the general state of the economy; and

-	Changes in market analyst estimates and recommendations for our common stock.

     Significant downward fluctuations of the price of our stock may substantially increase the number of shares of common stock issuable upon conversion of outstanding convertible notes and any additional convertible notes we may issue because the conversion formula for the notes is tied to the market price of the common stock. The consequences of decreases in the common stock price are more fully discussed below under the risk factor entitled “The issuance of additional shares of common stock upon conversion of convertible notes may cause significant dilution of existing shareholders’ interests and exert downward pressure on the price of our common stock.”

The Issuance of Additional Shares of Common Stock Upon Conversion of Convertible Notes May Cause Significant Dilution of Existing Shareholders’ Interests and Exert Downward Pressure on the Price of Our Common Stock.

     Significant dilution of existing shareholders’ interests may occur if we issue additional shares of common stock underlying outstanding convertible notes or additional convertible notes issuable under the Subscription Agreement. As of October 31, 2000, we had an aggregate principal amount $500,000 in convertible notes with a variable conversion price outstanding with an additional $250,000 issuable on or about the date hereof. The number of shares of common stock issuable upon conversion of the convertible notes may constitute a significant percentage of the total outstanding shares of our common stock. The conversion price of the notes is based on a formula pegged to the market price of the common stock. The formula provides, specifically, that the number of shares of common stock issuable upon the conversion of the notes is calculated by dividing the principal amount of the note (plus any accrued and unpaid interest on such notes) by the conversion price. The conversion price formula is described more completely under the caption “Selling Securityholders.”

     The exact number of shares of common stock into which the convertible notes may ultimately be convertible will vary over time as the result of ongoing changes in the trading price of our common stock. Decreases in the trading price of our common stock would result in increases in the number of shares of common stock issuable upon conversion of the convertible notes. The following consequences could result:

-	If the market price of our common stock declines, thereby proportionately increasing the number of shares of common stock issuable upon conversion of the convertible notes, an increasing downward pressure on the market price of the common stock might result (sometimes referred to as a downward “spiral” effect).

-	The dilution caused by conversion of the convertible notes and sale of the underlying shares could also cause downward pressure on the market price of the common stock.

-	Once downward pressure is placed on the market price of our common stock, the pressure could encourage short selling, thus placing further downward pressure in the price of the common stock.

-	The conversion of convertible notes would dilute the book value and earnings per share of common stock held by our existing shareholders.

Lack of Listing on a Major Exchange May Make It Difficult for Investors to Dispose of Our Common Stock

     Our common stock is quoted on the OTC Bulletin Board system. The OTC Bulletin Board generally supports quotations for companies that do not meet the NASDAQ SmallCap Market listing requirements. As a result, investors may find it more difficult to dispose of or to obtain accurate price quotations of our common stock than they would if the stock were quoted on the SmallCap Market. In addition, quotation on the bulletin board depends on the willingness of broker-dealers to make a market in our common stock. There can be no assurance that the stock will continue to be quoted on the bulletin board or that there will continue to be a market for the buying and selling of our common stock.

     There are currently 19 firms making a market in our common stock. The firms are:

M. H. Meyerson & Co., Inc.	Knight Securities, L.P.	Fleet Trading
Interfirst Capital Corporation	Paragon Capital Corp.	Wien Securities Corp.
Mayer & Schweitzer, Inc.	Olsen Payne & Company	GVR Company
Herzog, Heine, Geduld, Inc.	First London Securities	Oscar Gruss & Son
Hill Thompson Magid & Co. Inc.	Alexeander Securities, Inc.	Wilson-Davis & Co., Inc.
North American Institutional Brokers	Ladenberg, Thalmann & Co.
Speer, Leeds & Kellogg Capital Markets	Wm. V. Frankel & Co., Incorporated

Because Our Common Stock is a “Penny Stock,” Trading in it is Subject to the Penny Stock Rules Which Could Affect Your Ability to Resell the Stock in the Market.

     The Securities Enforcement and Penny Stock Reform Act of 1990 imposes restrictions when making trades in any stock such as our common stock which is defined as a “penny stock.” The SEC’s regulations generally define a penny stock as an equity security that has a price of less than $5.00 per share, other than securities which are traded on markets such as the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market. As a result of being a penny stock, the market liquidity for our common stock may be adversely affected since the regulations on penny stocks could limit the ability of broker-dealers to sell our common stock and thus your ability to sell our common stock in the secondary market. The regulations restricting trades in penny stock include:

     - a requirement that stock brokers deliver to their customers, prior to any transaction involving a penny stock, a disclosure schedule explaining the penny stock market and the risks associated with the penny stock market; and

     - a requirement that broker-dealers who recommend penny stocks to persons other than their established customers and a limited class of accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale of the securities.

Business Risk Factors

     As American Technologies is engaged in the development and marketing of products based on new technologies, there are significant risks associated with its potential success.

We May Not Find Customers for Our Products

     None of our current products enjoy widespread distribution or customer acceptance. While we have a number of products that are past the development stage, we have yet to establish major, stable markets for them. Although we believe we have the expertise to commercialize these products, any or all of our products may fail to prove to have widespread customer appeal. Various marketing strategies are now in place. We have an infomercial in production on our The Force®airborne combustion enhancer. The infomercial is anticipated to be broadcast in November on a test basis with full airing by early January 2001.

There May Be Unforeseen Regulatory Requirements which Impede the Marketing and Sale of Our Products

     Most of our current products are being sold directly to the consumer in markets that are not generally regulated by government agencies. In the case of consumer products for enhancing engine performance, such as The Force or the F420 fuel additive, registration of these products with CARB (California Air Resources Board) and EPA (Environmental Protection Agency) is required and has been done.

     Since the F420 additive’s chemical contents fall within the restrictions of the EPA regulations, there are no known impediments to maintaining this registration. We have also registered The Force airborne combustion enhancer as an add-on device with CARB. There is no known reason why CARB would withdraw that registration.

     In the case of bulk fuel additives, there are strong industry regulations in the United States. Extensive testing is required to meet these industry regulations prior to domestic sale of the additive and there is no guarantee that our bulk additive products can meet all of these industry regulations.

     Foreign markets have only recently begun to impose significant regulations on the petroleum industry to lessen the industry’s effect on the environment. With less testing required for the sale of new products, we are able to introduce our products in the market place quicker. We are therefore directing a substantial marketing effort towards these foreign markets.

We May Not Be Able to Obtain the Patents or Trademarks Needed to Protect the Value of Our Technologies

     Our success will depend, in part, on whether we can obtain patent and trademark protection for our technologies and products. We cannot guarantee that we will be able to secure these protections. If we fail to do so, there is no guarantee that our technologies will not be subject to copying by other entities. This would result in a level of competition which could prevent us from being successful. Although we have taken steps, including entering into confidentiality agreements with our employees and third parties to protect our trade secrets and unpatented know-how, other third parties may still be able to obtain such information.

     We have applied for a number of patents covering its particle, vacuum distiller and catalyst technologies. The status of our patent activities is as follows:

•	Particle Technology Patents

We have been granted 7 U.S. patents and 9 foreign patents on particle technologies. Additionally, there are 3 U.S. and 6 foreign patent applications pending.

•	Catalyst Technology

We have been granted 1 U.S. patent on the catalyst technology and 7 U.S. patent applications are in various stages of prosecution. Foreign patent applications to protect this technology are also in progress. We are examining whether protecting this technology as a trade secret may be more appropriate than through patents and therefore we are not presently pursuing additional patents on this technology.

•	Vacuum Distiller

We have been granted 1 U.S. patent on the vacuum distiller technology and there are 2 U.S. patent applications pending. Foreign applications to protect the technology are also in process.

     All of our products currently offered for sale are protected by patents, patent applications or are maintained as trade secrets in the U.S. There can be no assurance that our products do not infringe on the intellectual property rights of others despite our efforts to avoid doing so.

USE OF PROCEEDS

     We have the right to sell to certain of the Selling Securityholders, subject to effective registration and applicable volume and other limitations, up to $4,250,000 of convertible notes under the Subscription Agreement. Although we do not intend to call upon the full amount of the funds available, our ability to do so is dependent upon the market value of our common stock and the availability of authorized but unissued shares of common stock among other conditions. Based upon the current market price of our common stock we cannot sell more than an additional $400,000 principal amount of convertible notes. In addition, funds may be received if the warrants to purchase common stock issued in connection with the Subscription Agreement are exercised.

     We intend, in the following order of priority, to use the proceeds from this offering (excluding proceeds from warrant exercises), if any, as follows:

	GROSS PROCEEDS
	$400,000	$4,250,000
Expenses of Registration, Issuance, and Distribution	$ 45,000	$ 440,000
Product Marketing	125,000	1,500,000
Air-time purchases for infomercial	50,000	250,000
Working Capital	180,000	2,060,000

Total Proceeds	$400,000	$4,250,000

PRICE RANGE OF COMMON STOCK

     The Company’s Common Stock is traded in the over-the-counter market and has been quoted on the National Association of Securities Dealers Automated Quotation System since August 24, 1994, under the symbol “ATEG.” The following quotations represent interdealer prices, without retail mark-ups, mark-downs, or commissions, and may not represent actual transactions. The information was obtained from Yahoo Finance Historical Quotes.

PERIOD	HIGH BID	LOW BID
August 1, 1998 - October 31, 1998	$1.47	$0.38
November 1, 1998 - January 31, 1999	$0.86	$0.55
February 1, 1999 - April 30, 1999	$0.80	$0.27
May 1, 1999 - July 31, 1999	$0.88	$0.23
August 1, 1999 - October 31, 1999	$0.48	$0.22
November 1, 1999 - January 31, 2000	$0.91	$0.20
February 1, 2000 - April 30, 2000	$0.63	$0.20
May 1, 2000 - July 31, 2000	$0.28	$0.13
August 1, 2000 - October 31, 2000	$0.20	$0.08

Holders.

     The Company has only one class of common equity, the Common Stock. As of October 31, 2000, there were 1,562 record holders of the Common Stock.

DIVIDEND POLICY

     Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore. The Company currently intends to retain future earnings, if any, to fund its operations and development and does not anticipate paying dividends in the foreseeable future.

     At such time as dividends may be declared, the Company’s Series A Convertible Preferred Stock is entitled to receive a dividend 10% higher than that paid on the Common Stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS

	Year Ended July 31
	2000	1999
Balance Sheet:
Assets	$ 3,327,328	$ 4,801,452
Liabilities	$ 6,293,085	$ 6,402,721
Stockholders’ (Deficit) Equity	$ (2,965,757)	$ (1,601,269)
Results of Operations:
Revenue
Technology Products and Licensing	$ 258,759	$ 307,583
Other	78,571	198,311
Total Revenue	337,330	505,894
Operating Expenses
Technology Products	437,200	$ 878,343
Research and Development	599,812	665,377
Mining	74,184	1,495,497
Corporate	3,952,392	6,180,979
Total Expenses	5,063,587	9,220,196
Operating Loss	(4,726,257)	(8,714,302)
Other Expense, Net	(2,048,168)	(2,117,491)
Net Loss Before Discontinued Operations	(6,774,425)	(10,831,793)
Discontinued Operations	—	28,257
Extraordinary Item - Gain on Extinguishment of Debt	55,194	—

Net Loss Attributable to Common Stockholders	(6,719,231)	$(10,803,536)

Net Loss Per Common Share
Continuing Operations	($ 0.19)	($ 0.42)

Weighted average number of common shares
outstanding	35,929,108	25,670,304

Total revenue decreased by $168,600 from $505,900 in fiscal 1999 to $337,300 in fiscal 2000 due to decreases in sales of technology products of $48,800, lease income of $50,000 and other income of $69,800. The marketing and promotion plan for The Force has been more difficult and taken significantly longer to implement than anticipated by management. Without sufficient funds to conduct a targeted advertising campaign and product launch, it is extremely difficult to gain product awareness and generate sales. Also, bus and truck fleet operators and other potential customers have been reluctant to try the product without testing by a laboratory of their choice. However, management believes breakthroughs will be made in the near future and the Company will see greater revenue from technology products during fiscal 2001, although there can be no assurance to this effect. To facilitate sales of The Force, the Company has hired In-Finn-Ity Direct to produce an infomercial on The Force. The infomercial is nearing completion and test airing is anticipated to begin in late November, 2000. The infomercial is targeted to the niche NASCAR®/SpeedVision®consumers with anticipated influence on truck and fleet operators. The Company has an agreement with a manufacturer’s representative agency to promote The Force in certain states to its retail customers. This retail distribution plan is to be coordinated with the release and airing of the infomercial.

The Company also has agreements for the distribution of The Force and other combustion enhancing products to the rail, bus, trucking, shipping and asphalt paving industries. These agreements will be supported by the infomercial, and are anticipated to begin to yield measurable sales prior to the end of calendar year 2000.

Pursuant to the Board of Director’s strategic plan of focusing on core technologies, the Company has disposed of certain non-core businesses - publishing and gold mining. As a result of these activities and in accordance with Statement of Financial Accounting Standards (“FASB”) No. 121, “Accounting for the Impairment of Long-Lived Assets,” which requires that long-lived assets and certain identifiable intangibles be reported at the lower of the carrying amount or their estimated recoverable amount, the Company incurred an expense of $1,338,600 during fiscal 1999 as a loss based upon the estimated realizable value of its mining properties.

Operating loss from continuing operations before tax effects decreased by $4,057,400 from $10,831,800 in fiscal 1999 to $6,774,400 in fiscal 2000. The decrease in operating loss is principally attributable to a decrease in general and administrative expenses of $2,228,600 and elimination of loss of impairment of assets held for sale of $1,338,600. In addition, marketing and product expenses declined by $441,100 and interest expense declined by $30,000. The decrease in general and administrative expense is principally the result of a decrease in the amortization of prepaid non-cash (Common Stock) payments to certain consultants in connection with the restructuring efforts of the Company. These payments had been made to conserve cash. Cash used in operations declined by $806,900 from fiscal 1999 to fiscal 2000. The use of non-cash consideration for certain services conserves cash; however, the payee requires higher payment due to the risk associated with receiving common stock instead of payment in cash. Management believes that had cash been available to pay for all services, the operating loss would have been less.

General and administrative expenses includes $609,300 and $585,300 in option expense for fiscal 2000 and 1999, respectively, in accordance with FASB No. 123. FASB No. 123 requires the accounting for stock-based compensation programs to be reported within the financial statements on a fair value based method for non-employees and encourages this method for employees. The Company will continue to apply the provisions of Accounting Principles Board Opinion No. 25 for its employee stock options and will not recognize compensation cost for options issued to employees. However, in accordance with FASB No. 123, pro-forma disclosure of net income and earnings per share as if the fair value based method had been adopted for employee stock options has been included in the footnotes to the consolidated financial statements. In determining the charge to operations for non-employee stock options, the Company applied a valuation model which relies on several highly subjective assumptions, including expected stock price volatility and estimated date of option exercise. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models may not necessarily provide a reliable single measure of the fair value of its options.

Interest expense declined by $30,000 from $2,078,200 in fiscal 1999 to $2,048,200 in fiscal 2000. The interest expense primarily consists of the discount from the market value of the Common Stock to be received upon conversion of the debt instruments and fair value of warrants per FASB 123 aggregating $1,638,300 in fiscal 2000 and $1,334,200 in fiscal 1999.

The Company’s cash used in operations decreased by $806,900 from $2,858,000 in fiscal 1999 to $2,051,100 in fiscal 2000. In fiscal 1999, the primary sources of working capital were the net proceeds from the issuance of convertible debt of $2,750,000, proceeds from short term loans and officer/stockholder advances aggregating $430,300 and an increase in accounts payable and accrued liabilities of $596,100. In fiscal 2000, the primary sources of working capital were net proceeds from the issuance of convertible debt of $934,800 and net proceeds from the issuance of stock and stock subscriptions of $390,500.

At July 31, 2000, current assets were $287,500, $675,100 less than the $962,600 in current assets at July 31, 1999, due primarily to a decreases in cash and cash equivalents of $706,200 partially offset by an increase in accounts receivable of $34,500.

Subsequent to 2000 fiscal year-end, the Company issued $500,000 in convertible debentures and received $253,400 upon the exercise of certain warrants. In addition, the Company received $121,800 in net cash proceeds from the sale of the office and warehouse facilities it owned for $1,300,000. The remaining proceeds from the sale, after payment of the costs of sale, were paid to the mortgagor ($975,100) and certain other debt holders ($107,600) whose interests were secured by the property.

The incremental availability of up to $16.5 million from two financing sources over the next two and one half years is expected to relieve the Company of its continuing financial constraints and enable the Company to expand its marketing efforts.

Going Concern

The Company’s independent public accountants have stated in their report included in this Prospectus that the Company has incurred operating losses in the last two years, has a working capital deficit and significant stockholders deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

ABOUT AMERICAN TECHNOLOGIES

GENERAL

American Technologies Group, Inc., a Nevada corporation (the “Company” or “ATG”) was formed on September 27, 1988. The Company is engaged in the development, commercialization and sale of products and systems using its patented and proprietary technologies. The Company concentrates its technology discovery and development processes in three core technology areas: 1. Catalyst Technology, 2. Water Purification, and 3. High Energy Particle Technologies. The products resulting from development of the catalyst technology are intended to offer cost-effective solutions to reduce, and in some cases eliminate, hazardous chemical by-products or emissions resulting from industrial and combustion processes. Additionally, many commercial products may be improved and enhanced through the use of the Company’s proprietary catalyst technology including detergents and cosmetics. The water purification technology is currently being developed into a consumer distiller which is expected to reach the market during the first half of calendar year 2001. The high energy particle technologies are still in the relatively early stages of development, and commercial applications are not expected to be developed for several years, if at all.

The Company’s efforts with its proprietary catalyst technology have yielded commercial applications including The Force®airborne combustion enhancers, fuel additives including a liquid aftermarket additive, a liquid bulk fuel additive and a two stroke engine additive, catalyst for gas turbines and diesel power generating plants, Screen Magic and household cleaning and personal care products; however, there can be no assurance that these products will be commercially successful. When used on monitors, TV screens and other surfaces, Screen Magic cleans the surface and prevents the buildup of static electricity for extended periods, thus preventing dust from collecting on the surface. In the water purification area, the Company’s low temperature vacuum distillation system is undergoing tooling design for a home use version with introduction to the market place anticipated to be during the first half of calendar year 2001.

     The third core technology relates to the use of novel methods and apparatus for causing particles such as atoms and nuclei to engage in known useful reactions such as nuclear fusion. One such method employs a high energy particle beam. This beam functions in much the same way as the common laser. The important difference is that the high energy particle beam is composed of particles rather than light. By accelerating the beam, extremely high energy levels are possible. The high energy particle beam technology is still in the relatively early stages of development. Another more recently devised method uses lasers to explode microdroplets into plasma clouds that collide at high energies and result in fusion. This method also is in the early stage of development and its commercial efficacy may be dependent upon the enhancement of existing laser technologies. There can be no assurance that these particle technologies will ever be commercially viable.

BUSINESS STRATEGY

ATG’s focus has been redirected almost fully from research and development to the marketing and sale of products. Although research and development will always be a portion of ATG’s strategy, the Board of Directors and management have determined that the promotion and sale of products is where the main focus of the Company’s attention and effort should be aimed. The promotional strategy of the Company is product-directed. Certain of the products are being promoted though traditional media channels while others are being marketed through strategic alliances and opportunities with companies having existing structures and programs in the promotion, marketing and sale of products related or similar to those of the Company.

CORE TECHNOLOGIES

CATALYST TECHNOLOGY

After more than six years of self-funded research utilizing ATG’s own laboratory along with facilities at the University of California, Los Angeles, and Zhongshan University in China, among others, ATG’s scientists have developed new commercial and industrial products from the Company’s proprietary catalyst.

The Company’s catalyst results from a proprietary process which produces what are believed to be water solutions containing water clusters that are stable at high temperature. ATG can produce different kinds of water solutions for different applications.

Independent researchers observe these water clusters by different standard research tools including:

•	Laser autocorrelation

•	Electron microscope

•	Atomic force microscope

•	UV spectroscopy

These instruments confirm the presence in our prepared water solutions of the water clusters which are the basis of our catalyst.

The clusters are believed to be groups of water molecules configured in such a way so as to produce a relatively large plus/minus polarity. We believe this polarity is what gives the clusters their catalytic properties. Tests indicate that these water clusters improve the performance of various chemical, physical and biological processes, including combustion enhancement, descaling and de-coking. For example, in internal combustion engines the clusters appear to attract hydrocarbons and oxygen resulting in a more complete burning of the fuel. This results in improved efficiency and reduced carbon deposits in the combustion chamber.

ATG continues to identify catalyst variants and define potential commercial applications, as well as perform its own tests on commercial applications of the technology. Potential customers also conduct independent tests on the products. Current projects cover commercial applications in numerous fields. For example, in the combustion enhancement field, independent test are on going on the use the Company’s catalyst as a bulk fuel additive in gasoline and diesel fuels, in power generation using gas turbines, a facilitator of de-coking and the production of carbon monoxide, and in diesel power generating plants. Another application includes use in the printing industry.

Dr. Selim Senkan, Chairman of the UCLA Department of Chemical Engineering, studied the effects of certain catalyst solutions on carbon reduction in internal combustion engines. His efforts identified an application of the catalyst solution as a fuel additive for carbon reduction. It is believed that the catalyst is particularly effective in hydrocarbon applications.

In some of these areas, substantial validation and testing is still required to develop marketable products; in others, the products are ready for sale. In the bulk fuel market, large potential users generally require testing on their own prior to making any decisions concerning wide-scale adoption of the catalysts. It is ATG’s present marketing strategy to apply the technology to existing products with expectations of improving those products to competitive advantage. There can be no assurance that the catalyst technology will perform in a commercially viable manner in all of the applications discussed and even if such applications are commercialized, that they will be accepted in the marketplace.

Automotive Combustion Air Enhancement Products

The Force is an innovative automotive aftermarket product that utilizes the Company’s catalyst technology. By the delivery of a combustion enhancer through the airstream into an engine, independent tests indicate that The Force produces a more complete combustion of the fuel within the engine. The Force combines the Company’s proprietary combustion enhancer with its patented delivery system and is placed adjacent to the engine’s air filter. The delivery system releases the combustion enhancer into the incoming air stream of the engine, where it enhances fuel combustion. With more complete combustion, fewer carbon deposits occur and the engine operates more efficiently.

Several studies have shown that The Force produces a more complete combustion of gasoline in cars. The studies were not side by side comparisons with other products. The most recent study was completed in October, 2000. This study was conducted by Automotive Testing and Development Services, Inc., a CARB approved independent laboratory for after market parts exemption testing. Automotive Testing and Development Services has consistently ranked among the very top independent test laboratories in the annual California Air Resource Board (“CARB”) sponsored round-robin correlation test.

Automotive Testing and Development Services conducted a FTP-75 (Federal Test Protocol) test on a medium duty diesel truck using a reformulated and improved version of The Force. The tests were also conducted in strict accordance with the provisions of 40 CFR 86 and California Title 13. The test resulted in material reduction in total hydrocarbons, NOx, and CO and a significant improvement in fuel efficiency, that is, an increase in miles per gallon.

Earlier studies include emission tests by the German laboratory DEKRA in July, 1993; laboratory tests by the Czech Republic in September, 1994; the Federal Test on Emissions conducted by California Analytical Labs in Orange, California in August, 1997; emission tests by a government of Japan facility, the Japanese Automotive Transport Association in 1997; and emission, power and fuel consumption tests conducted by Bob Sikorsky in 1996.

Mr. Sikorsky is a well known author and syndicated New York Times newspaper columnist. Mr. Sikorsky is an expert in the field of automotive maintenance and repair. He has written eight books on the subject of cars and automotive maintenance. His book Drive It Forever is currently in its 16th printing. In the book Mr. Sikorsky states “I’ve personally found this catalyst to be a great product that really works.”

In addition, certain tests conducted by Dr. Senkan, an internationally recognized expert on combustion chemistry, indicate that The Force produces a more complete burning of fuel. Dr. Senkan conducted combustion experiments using methane as a prototype fuel. The tests revealed that combustion of methane can be significantly increased, by as much as 50% in some cases, in the presence of the combustion enhancer contained in The Force when compared to similar conditions in the absence of the combustion enhancer. Scientific studies on the combustion enhancer are continuing.

The Company principally uses third parties to manufacture The Force. The raw materials utilized to manufacture The Force are readily available from numerous suppliers.

Marketing

Because of the high cost of gasoline in Europe and Asia, these areas are excellent markets for The Force. Significant inroads are expected in these markets during the next 12 months. Domestically, a full one-half hour infomercial is currently in production. This infomercial will air in selected test markets in late 2000 and will go into wide-spread broadcast during the first quarter of 2001 including selected international markets. Additionally, the Company is developing a national network of professional manufacturers’ representatives to take advantage of that awareness and to insure that The Force is found on retail shelves nationwide.

Competition

There are a substantial number of different after market combustion enhancement products on the market, particularly liquid fuel additives. The Company is not aware of any other airborne combustion enhancer similar to The Force. When the Company introduces its liquid fuel additive it will face substantial competition from numerous products and companies with significantly greater financial and other resources. ATG’s products are water based and environmentally benign.

The uniqueness of the products does not eliminate the need to compete for product awareness by the public. ATG recognizes the need to establish public awareness and product recognition among numerous competing products supported by companies with substantially greater marketing resources. ATG continues its efforts to achieve the necessary product recognition to successfully compete in the combustion enhancement industry.

Regulation

The sale of after market automobile devices is subject to regulation by CARB and similar agencies in other states. The Company conducted studies establishing the non-toxicity and non-polluting nature of The Force and received CARB Executive Order No. D339 which permits sale of The Force in California. By this order, CARB does not confirm the effectiveness of The Force. As CARB’s requirements are among the most stringent in the nation, CARB’s Executive Order number is normally accepted in all states. The Company spent approximately $25,000 in connection with obtaining CARB’s Executive Order Number D339. In May, 1994, The Force was registered with the EPA in accordance with the regulations for the Registration of Fuels and Fuel Additives. The Company does not anticipate any negative effects from compliance with current or future EPA or state regulations.

Catalyst Additives for Hydrocarbon Fuels

ATG has developed a proprietary catalyst/enhancer which has diverse applications in enhancing combustion of hydrocarbon fuels of all types. It is also compatible with many existing chemical processes without requiring retrofit or modification to current plant equipment. Further, because it is water-based, it is environmentally friendly and has appeal to many manufacturers as an alternative to the harsh chemicals currently in use.

The catalyst, as a liquid fuel additive for bulk fuels, is being aggressively marketed worldwide. Substantial testing and validation have taken place to establish that the catalyst reduces carbon and harmful emissions in the combustion process and increases fuel economy. Most recently, the Company completed an eleven month test of the catalyst in a power generating station in The Peoples’ Republic of China. The success of this test resulted in ATG signing an exclusive distribution agreement with the China National Water Resources and Electric Power Materials and Equipment Co., Ltd. (China’s second largest company) to distribute the catalyst in power stations throughout that country. Additionally, AMES Testing at USC Medical Center has shown that the product is non-carcinogenic or mutagenic, a significant validation for use of the product in bulk fuels in lieu of dangerous oxygenates such as MTBE (which is being outlawed in many states).

Although the Company has agreements for the sale of its catalyst products, no assurance can be given that sales will result from these agreements.

Regulation

The EPA requires registration of all additives used in gasoline and diesel fuel in motor vehicles in accordance with the requirements of 40CFR79 “Fuels and Alcohol Registration.” All manufacturers of additives for motor vehicle fuels must register the additive by filing EPA Form 3520-16 before commercial sale of the additive. ATG has registered its F420 gasoline fuel additive with the EPA. The Company does not anticipate any negative effects from compliance with current or future EPA or state environmental regulations. Under certain circumstances, registrants of fuel additives are required to provide health information and conduct toxicity testing, individually or in groups, unless exempted by certain small business provisions. The Company does not anticipate that its fuel additive will be subject to this testing, however the F420 additive was subjected to AMES testing at the University of Southern California Medical Center which confirmed that the additive does not cause cell mutation and is not carcinogenic.

Bulk fuel additives are generally not regulated by the state but are subject to EPA registration and significant industry standards. Extensive testing is required to meet these industry regulations prior to sale of the additive and there is no guarantee that new bulk additive products can meet all of these industry regulations.

Household Cleaning and Personal Care Products and Other Applications

As a component of personal care and household products, one of ATG’s catalysts is particularly effective in the enhancement of detergency and enzyme activity. The Company’s cosmetic products all contain 51% cold pressed aloe gel, known for its favorable enzymatic activity. The home care products take advantage of the detergency-enhancing characteristics of the catalyst. Consumer acceptance has been good for these environmentally safe, biodegradable products.

To date, these products have not been aggressively marketed by the Company. ATG had entered into a joint marketing venture for certain personal care and household products. The party responsible for developing the distribution network was unsuccessful and the venture failed. At the present time, the Company is focusing its limited resources on marketing other products, although it is exploring alternative distribution channels for these products and an introductory order for certain of these products was recently received from a customer in Japan.

WATER PURIFICATION TECHNOLOGY

Water quality has become a major health issue in the US and other countries. The World Health Organization has identified the lack of fresh clean water as the number one problem facing our world during the next 50 years. This has caused an increase in the world market demand for water treatment systems for home use. There are numerous technologies currently being used to satisfy this demand. Of the various technologies used in the purification of water (such as distillation, reverse osmosis and filtration), distillation is the only one that puts water through a cleansing phase-change from a liquid state to a vapor state and then back again to a liquid state which produces the cleanest water.

From an operational point of view, several significant differences exist among the technologies used. As an example, a small hole in a reverse osmosis membrane can drastically reduce water quality, yet go unnoticed. Also, water filters can become clogged and re-release contaminants back into the water, unknown to the user. A distiller on the other hand, builds in a natural barrier between the contaminated water source and the final purified water since the denser contaminants remain in the contaminated water area rather than being transported to the purified water area with the vaporized water.

Distillation Technology

Distillation is the process by which the vapor released by a boiling liquid is collected, cooled and turned back into a liquid. Distillation is generally used to purify or separate the components of a liquid. There are many variations in distillation technologies ranging from simple direct distillation to low pressure vacuum distillation.

Distillation is not without its problems however. The first problem is the damage caused by scale buildup in a standard distiller in hard-water areas. Scaling occurs when higher temperature liquids that contain precipitates (alkaloids) are deposited on heating surfaces. Severe damage to boilers and heating elements can occur within a short period of time from distilling hard water, resulting in a large reduction in distiller performance. The scale buildup is not easy to remove and may require the use of specialized chemicals. Energy efficiency is also sacrificed. Vacuum distillers have been developed to avoid this scale problem because they boil the water at temperatures which are generally below scale formation ranges. However, vacuum pumps in distillation systems add significantly to manufacturing costs and increase maintenance costs. Additionally, vacuum pumps are associated with high noise levels that make them inappropriate for many applications.

The ATG distiller, however, through an innovative proprietary method, achieves the advantages of vacuum distillation without requiring the need for expensive and noisy vacuum pumps. As a result, this distiller virtually eliminates scale buildup and also avoids the extra costs and unreliability of a vacuum pump or air injector. The simplicity of this design is intended to keep repair and maintenance costs to a minimum. The distiller allows the home user the advantages of low temperature vacuum distillation at an affordable price in a unit that is simple and easy to maintain.

The distiller can remove over 99% of sediment, dissolved solids, particles, salts and heavy metals such as lead, copper and arsenic. Additionally, the distiller can be combined with a carbon post-filter to remove volatile organic compounds from the water to improve taste.

After delays due to limited funding and the need to modify the prototype prior to completion of final tooling design, units are expected to be available for sale during the second calendar quarter of 2001. After introduction of the first model, a countertop household unit, it is planned that an upgraded unit of greater capacity and more features will be introduced to expand the market to commercial users of distilled water.

ATG is discussing the domestic marketing of the distiller with various companies including several larger direct marketing firms which specialize in household water purification equipment as well as with two firms which specialize in televised advertising presentations for new products, however there can be no assurance that the Company will enter into any marketing agreements. Marketing mediums will be selected so as to obtain maximum exposure for the product to consumers.

PARTICLE TECHNOLOGY PROJECTS

The Company has developed technologies that use particles such as atoms and nuclei in beams or in lasered microcluster arrangements to cause reactions. These reactions result in the transformation of matter or the release of energy and useful particles such as neutrons. Potential applications include the transmutation of nuclear waste to make it harmless and the generation of energy.

The particle beam project proposes to produce a beam of heavy particles known as Bose-Einstein condensates. As a beam of particles, it functions in much the same way as the common laser. The important difference is that it is composed of heavy particles rather than light. By accelerating the beam, extremely high energies are possible, and the beam could potentially have much more punching power than today’s strongest laser. The Company has coined the term “BASER” to refer to particle beam technology some of which technology has been licensed from a third party.

According to particle beam theories, an extremely cold beam of molecules or atoms may be able to cause reactions, such as fusion, between atoms and their nuclei and the release of energy and other particles such as neutrons. One potential application for the particle beam technology is in the transmutation of nuclear waste to render it harmless. Neutrons from fusion of light nuclides induced by use of particle beams may be used to transmute radioactive waste nuclides, such as the fission fragments left in spent nuclear reactor cores, into shorter-lived nuclides that quickly decay to become harmless. There can be no assurance that the high energy particle beam technology will ever be commercially viable in this or any application.

The Company has more recently developed a separate and wholly-owned particle technology employing a novel technique in which clusters of microdroplets made of a substance having light nuclei are safely exploded into colliding plasma clouds and thereby cause nuclear fusion. This technology therefore may be used to render nuclear waste harmless by using the neutrons generated by such fusion reactions. Recent advances in this field by other researchers have verified this approach for neutron production. However, the economic viability of this application may be dependent upon the enhancement of existing laser technologies. There can be no assurance either that such developments will be achieved or that the colliding plasma technology will ever be commercially viable in this or any application.

A detailed proposal has been submitted to the U.S. Department of Energy to undertake a pilot project for the production of quantities of neutrons using the colliding plasma technology. While the official response to the Company’s somewhat revolutionary proposal did not result in funding, unofficially the Company was applauded and encouraged to continue with its present efforts. Consequently, discussions have continued at the highest levels of the DOE on a favorable basis, although to date there has been no assurance that funding will be provided for the project. The Company is also exploring joint venture opportunities for development of the colliding plasma technology with a number of entities.

The second potential application of ATG’s particle technologies is the production of steam for powering turbines and generators to create electrical power. This utility application is a tremendous opportunity to safely start and stop fusion operations without the attendant safety hazard of existing technologies. ATG’s particle technologies are envisioned to compete in this area directly with fossil fuel consuming and nuclear fission-powered electrical generating plants. ATG envisions this application to be ultimately the most beneficial financially to the firm.

No evidence exists to substantiate these potential applications of particle technologies or that the particle technologies will achieve experimental validity. No assurance can be given that the Company will develop the particle technologies or that if developed, they will have any of the above stated capabilities or any commercial applications at all; however, the Company intends to expend funds to continue its research in this area. The development of these technologies are likely to require a minimum of three to five years and expenditure of substantial sums of money, likely to be in excess of $10,000,000, on research and development. Presently, the Company is not devoting significant management, scientific or financial resources on these technologies. Even assuming we can devote the necessary time and funds to such research and development, of which there can be no assurance, there can be no guarantee that these technologies can or will ever be successfully developed, or if developed, be commercially viable.

PATENTS

Our success will depend, in part, on whether we can obtain patent and trademark protection for our technologies and products. We cannot guarantee that we will be able to secure these protections. If we fail to do so, there is no guarantee that our technologies will not be subject to copying by other entities. This would result in a level of competition which could well prevent us from being successful. Although we have taken steps, including entering into confidentiality agreements with our employees and third parties to protect our trade secrets and unpatented know-how, other third parties may still be able to obtain such information.

We have applied for a number of patents covering its particle, vacuum distiller and catalyst technologies. The status of our patent activities is as follows:

•	Particle Technology Patents

We have been granted 7 U.S. patents and 9 foreign patents on particle technologies. Additionally, there are 3 U.S. and 6 foreign patent applications pending.

•	Catalyst Technology

We have been granted 1 U.S. patent on the catalyst technology and 7 U.S. patent applications are in various stages of prosecution. Foreign patent applications to protect this technology are also in progress. We are examining whether protecting this technology as a trade secret may be more appropriate than through patents and therefore we are not presently pursuing additional patents on this technology.

•	Vacuum Distiller

We have been granted 1 U.S. patent on the vacuum distiller technology and there are 2 U.S. patent applications pending. Foreign applications to protect the technology are also in process.

All of our products currently offered for sale are protected by patents, patent applications or are maintained as trade secrets in the U.S. There can be no assurance that our products do not infringe on the intellectual property rights of others despite our efforts to avoid doing so.

RESEARCH AND DEVELOPMENT

The Company has incurred approximately $599,812 and $665,377 in research and development expenses during the years ended July 31, 2000 and 1999, respectively.

ATG’s research staff continues to actively pursue development of new applications of ATG’s three core technologies as well as refinement of the innovative science underlying the technologies.

EMPLOYEES

The Company has twelve full-time employees and one part-time employee employed by a subsidiary. None of the Company’s employees is subject to a collective bargaining agreement nor has the Company experienced any work stoppages. The Company believes that its employee relations are good.

PROPERTY

     In August, 2000, the Company completed the sale of 1009, 1013 and 1017 South Mountain Avenue, Monrovia, CA for an aggregate sale price of $1,300,000. The Company has leased from the purchaser 1017 South Mountain Ave. which consists of approximately 16,140 square feet of executive offices, research and development, manufacturing and warehouse space at $9,222 per month.

LEGAL PROCEEDINGS

     On October 25, 2000, the Company filed a lawsuit against Bio-Friendly Corporation, Robert Carroll, Noel Carroll, William Carroll and Shui-Yin Lo for breach of contract, fraud, intentional interference with business relationship, unfair competition, misappropriation of trade secret and conversion, among others. In addition, an application for a Temporary Restraining Order was filed. The TRO was granted to require certain of the defendants to take steps necessary to remove any representation that they invented, developed, commercialized, researched, Might-Tron from the Peacock web site. Might-Tron is a private label name for The Force. Peacock Financial is an investor in Bio-Friendly.

     The complaint alleges in part, that defendants misappropriated ATG’s catalyst technology and subsequently produced and sold products embodying ATG’s proprietary information, specifically related to its combustion enhancer. The combustion enhancer is marketed by ATG in numerous products including The Force and as a liquid bulk fuel additive. The complaint seeks in part, $10,000,000 in compensatory damages plus punitive damages, attorneys’ fees and equitable relief.

MANAGEMENT

The Directors and Executive Officers of the Company are listed below, together with brief accounts of their business experience and certain other information.

Name	Age	Present Office or Position	Year First Elected Director
Lawrence J. Brady	61	Chairman of the Board of Directors, Chief Executive Officer	1997
William Odom	68	Director	1997
Charles McCarthy	62	Director	1998
Alan Brooks	52	Director	1999
Lawrence Pressler	58	Director	1999
Lawrence Schad	55	Director	1999

Lawrence J. Brady: became President and a Director in March, 1997. In December, 1997, he became Chief Executive Officer and Chairman of the Board. From 1994 until he joined the Company, Mr. Brady was an independent consultant except for a five month period during which he served as president of Chantal Pharmaceutical Corp. From 1991 to 1994 Mr. Brady served as a director and founder of Capitoline International Group, Ltd., a consulting firm. He was a Senior Vice President of Hill &Knowlton Public Affairs Worldwide from 1987 to 1991 and Director of International Marketing for Sanders Associates, a Lockheed subsidiary from 1985 to 1987.

Mr. Brady served as Assistant Secretary of Commerce for Trade Administration in the Reagan Administration, responsible for administering federal government export and import trade regulation functions, which included high technology export control and enforcement programs, the anti-dumping and countervailing duty laws and the anti-boycott and foreign trade zone programs. He has completed all requirements for a Ph.D. in International Economics and International Affairs except for his dissertation.

William Odom: is Director of National Security Studies for the Hudson Institute and an adjunct professor at Yale University. As Director of the National Security Agency from 1985 to 1988 he was responsible for signal intelligence and communications security for the United States. He has many other senior national security positions in the military and the executive branch of the United States government, including in the Carter White House. Mr. Odom also serves as Chairman of the Board of American Science and Engineering, Inc. and as a director of V-ONE Corporation.

Charles McCarthy: is a graduate of Georgetown University Law Center, where he qualified for membership on its law journal. Presently, he is Counsel to the law firm of O’Conner & Hannan, a Washington D.C. and Minneapolis, Minnesota based law firm. Previously, he served as trial attorney for the Securities and Exchange Commission in the Division of Enforcement and as Blue Sky Commissioner for the District of Columbia. Mr. McCarthy recently completed a four year term as General Counsel to the National Association of Corporate Directors and was Director of the National Blue Ribbon Commission on the proposed proxy reform and their impact on executive compensation in the United States. Mr. McCarthy also serves as a director of Avitar Technologies, Inc. and a number of privately held companies.

Lawrence Pressler: has been a partner in the law firm of O’Connor & Hannan, a Washington D.C. and Minneapolis, Minnesota based law firm since 1998. From 1996 to 1998 Mr. Pressler was affiliated with the law firm of Pressler & Associates. From 1975-1996, he served as a member of the U.S. Congress, 18 years of which were in the U.S. Senate. He authored the Telecommunications Act of 1996 as well as various aviation, pipeline, transportation, satellite, foreign policy, business and trade legislation during his time in Congress. He is a former Rhodes Scholar at Oxford, England and a Harvard Law School graduate. Mr. Pressler also serves as a director of Global Light Telecommunications, Inc.

Lawrence Schad: is a principal of the 11 lawyer firm of Beeler, Schad & Diamond, P.C. of Chicago, Illinois which he founded in 1980. His primary practice areas are business, commercial and consumer fraud litigation, commercial matters, and business planning and strategy.

Alan Brooks: became a Managing Director of Cone, Rose, Thatcher Ltd. in June, 1999. From May, 1991 through March, 1999 he served as CEO and/or Chairman of Interfund Resources Ltd. He also acted as President and a director of Aviation Resources, Inc. from May, 1996 to February, 1999. Mr. Brooks is also a Director and advisor to Bromar Capital Management, Ltd. and MCAP Investments Group, Ltd. as well as a Partner of Allied Capital Partners, Ltd. Mr. Brooks specializes in marketing, mergers and acquisitions and LBO’s, and has structured financings for a wide variety of companies and government organizations throughout the world.

Directors are elected annually at the Company’s annual meeting of shareholders. The term of each person currently serving as a director will continue until the Company’s next annual meeting or until a successor is duly elected and qualified. Messrs. Schad, McCarthy and General Odom serve on the Company’s Audit Committee.

Executive officers are appointed annually by the Board of Directors and serve at the discretion of the Board, except to the extent that provisions of employment agreements may govern.

Section 16(b) Beneficial Ownership Compliance

Based upon the Company’s review of the reports on Form 3, Form 4 or Form 5 furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, Mr. Schad failed to timely file one Form 3 and two Form 4s.

EXECUTIVE COMPENSATION

The tables and discussion below set forth information about the compensation awarded to, earned by or paid to the Company’s executive officers during the fiscal years ended July 31, 1998, 1999, and 2000.

Summary Compensation Table

Name & Principal Position	Year	Annual Salary		Long Term Compensation Stock Options
Lawrence Brady	2000	$180,000		—
Chairman of the Board and
Chief Executive Officer	1999	273,100	(1)	500,000	(2)
	1998	181,712		500,000	(3)
Shui-Yin Lo	2000	$115,605	(4)	—
Director of Research &
Development and a Director	1999	187,690	(5)	—
	1998	163,882		250,000
				45,000
Jim Nicastro	2000	$113,317	(4)	—
Vice President
	1999	153,337		—
	1998	161,632		250,000	(6)
				40,000(6)
John M. Dab	2000	$154,000		—
General Counsel and
Secretary	1999	156,614	(7)	160,000	(8)
	1998	157,283		—

(1)	Includes $93,100 in forgiveness of indebtedness.

(2)	The exercise price of 400,000 of these options is $0.75 per share, the estimated fair market value on the date of grant. In fiscal 2000 the exercise price of 100,000 of these options was reduced from $0.75 to $0.25 per share, which amount is no greater than the estimated fair market value on the date of repricing. Three quarter of these options have vested and one quarter of the options vest on January 1, 2001.

(3)	The exercise price of these options is $0.75 per share, the estimated fair market value on the date of repricing. The options vest at the rate of 25% per year commencing January, 1998.

(4)	Includes cash paid in lieu of vacation upon separation from the Company during fiscal 2000.

(5)	Includes $27,923 in forgiveness of indebtedness.

(6)	These options have expired without exercise as a result of separation from the Company during fiscal 2000.

(7)	Includes $2,500 in forgiveness of indebtedness.

(8)	The exercise price of 100,000 of these options is $0.75 per share, the estimated fair market value on the date of grant. In fiscal 2000 the exercise price of 60,000 of these options was reduced from $0.75 to $0.25 per share, which amount is no greater than the estimated fair market value on the date of repricing. Three quarter of these options have vested and one quarter of the options vest on January 1, 2001.

Options Granted In Fiscal 2000

No stock options were granted to employees during fiscal 2000, however options outstanding under the Company’s 1993 Incentive Stock Option Plan and 1993 Non-Statutory Stock Option Plan were repriced from $0.75 to $0.25 per share in order to maintain the incentive to employees. The following table presents information regarding the repricing of options held be certain executives.

Name	Number of Securities Underlying Repriced Options Granted	Percent of Total Repriced Options Held by Employees in Fiscal 2000	Exercise Price	Expiration Date
Lawrence J. Brady	100,000	15.2	$0.25	December 31, 2007
Shui-Yin Lo	—	—	—	—
Jim Nicastro	—	—	—	—
John Dab	160,000	24.4	$0.25	December 31, 2007

Option Values At July 31, 2000

	Number of Securities Underlying Options at July 31, 2000			Value of in-the-money Options at July 31, 2000
Name	Exercisable		Unexercisable	Exercisable	Unexercisable
Lawrence J. Brady	875,000		250,000	$0	$0
Shui-Yin Lo	1,062,500	*	0	0	0
Jim Nicastro	0		0	0	0
John M. Dab	250,000		100,000	0	0

*	Includes 450,000 options grant to Dr. Lo in connection with the sale to the Company of certain technology rights which options expired subsequent to July 31, 2000.

Effective January 1, 1999, the Company entered into one year employment agreements with Messrs. Brady, Dab and Nicastro and Dr. Lo at annual salaries of $180,000, $155,000, $155,500 and $160,000, respectively. As additional compensation, Messrs. Brady, Dab and Nicastro and Dr. Lo were granted options to purchase 400,000, 100,000, 150,000 and 150,000 shares of Common Stock, respectively, at $0.75 per share under their employment agreements. The options vest one-half on January 1, 1999, and one quarter on each of January 1, 2000 and 2001. Each agreement automatically renews for consecutive a one year terms if not terminated within 60 days of the end of a term. During fiscal 2000, Dr. Lo and Mr. Nicastro separated from the Company.

Each employment agreement provides for early termination by the Company for “cause,” which includes final conviction of the employee of a felony involving willful conduct materially detrimental to the Company or the final adjudication of the employee in a civil proceeding for acts or omissions to act involving willful conduct detrimental to the Company. In addition, each agreement provides for the payment of three months salary if the employee terminates his employment in connection with a Change of Control as defined in the agreement or one year’s salary in the event the Company terminates the employee during the period commencing 90 days before and ending 180 days after the Change of Control. Change of Control is defined as an event or series of events that would be required to be described as a change in control of the Company in a proxy or information statement distributed by the Company pursuant to Section 14 of the Securities Exchange Act of 1934 in response to Item 6(e) of Schedule 14A promulgated hereunder, or any substitute provision which may hereafter be promulgated thereunder or otherwise adopted.

Directors of the Company who are employees do not receive compensation for serving as such; non-employee Directors receive $7,500 and an option to purchase 25,000 shares of Common Stock at the fair market value on the day of appointment (or anniversary thereof) per year which vest at the rate of 2,000 shares per month with 3,000 shares vesting in the twelfth month. In lieu of the $7,500 cash payment for calendar 1999, each of the non-employee directors was given 50,000 shares of common stock valued at $0.12 per share. For calendar 2000, each of the non-employee Directors was paid by issuance of 150,000 shares of common stock at an average price per share of approximately $0.18. All Directors hold office until the next annual meeting of the shareholders or until their successors have been duly elected and qualified. All officers serve at the discretion of the Board of Directors.

The Company has no retirement, pension or similar programs at the present time. The creation of any such plan, however, will be at the discretion of the Board of Directors of the Company. The Board of Directors may, in the future, adopt such employee benefit and executive compensation programs as it deems advisable and consistent with the best interests of the shareholders and the financial condition and potential of the Company.

Stock Option Plans

The Company’s 1993 Incentive Stock Option Plan and 1993 Non-Statutory Stock Option Plan (the “Option Plans”) provide for the granting of Incentive Stock Options, within the meaning of Section 422b of the Internal Revenue Code of 1986, as amended, to employees and Non-Statutory Stock Options to employees, non-employee directors, or consultants or independent contractors who provide valuable services to the Company. At October 31, 2000, 2,221,500 shares of Common Stock were reserved for issuance upon exercise of stock options granted under the Option Plans. The Option Plans were approved by the shareholders in November, 1993.

The Option Plans are administered by the Board of Directors or, if the Board so designates, a Stock Option Committee consisting of at least two members of the Board of Directors. The Board or the Stock Option Committee, as the case may be, has the discretion to determine when and to whom options will be issued, the number of shares subject to option and the price at which the options will be exercisable. The Board or the Stock Option Committee will also determine whether such options will be Incentive Stock Option or Non-Statutory Stock Options and has full authority to interpret the Option Plans and to establish and amend the rules and regulations relating thereto.

Under the Incentive Stock Option Plan, the exercise price of an Incentive Stock Option shall not be less than the fair market value of the Common Stock on the date the option is granted. However, the exercise price of an Incentive Stock Option granted to a ten percent (10%) stockholder (as defined in the Incentive Stock Option Plan), shall be at least 110% of the fair market value of Common Stock on the date the option is granted; exercise prices of options granted under the Non-Statutory Stock Option Plan may be less than fair market value. The maximum aggregate number of shares which may be covered by options under the Option Plans is 10% of the total outstanding shares of Common Stock.

As of July 31, 2000, Incentive Stock Options covering 391,500 shares exercisable at $0.25 per share and Non-Statutory Stock Options covering 265,000 shares exercisable at $0.75 per share and 265,000 shares exercisable at $0.25 per share have been granted and not canceled or exercised. As of October 31, 2000, Options covering an additional 2,698,448 shares may be issued under the Option Plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of October 31, 2000 concerning the ownership of the Company’s Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each of the directors of the Company, and (iii) all directors and executive officers of the Company as a group:

Name and Address	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Gaines P. Campbell, Jr	7,006,034	(2)	12.5
1341 Birmingham Highway
Chattanooga, TN 37419
Lawrence J. Brady (3)	1,393,000	(4)	2.8
Charles McCarthy (3)	280,000	(5)	*
William Odom (3)	257,500	(6)	*
Alan Brooks (3)	225,000	(7)	*
Lawrence Pressler (3)	225,000	(7)	*
Lawrence Schad (3)	2,000,400	(8)	4.0
John M. Dab (3)	364,500	(9)	*
All officers and	4,380,900		8.6
directors as a group
(6 people) (4) (5) (6) (7) (8)

*	Less than 1 percent.

(1)	Except as reflected below, each of the persons included in the table has sole voting and investment power over the shares respectively owned, subject to the rights of spouses under applicable community property laws.

(2)	These shares are issuable upon conversion of debentures or upon the exercise of options or warrants.

(3)	The address of each of these persons is c/o ATG, 1017 South Mountain Avenue., Monrovia, CA 91016.

(4)	Includes 1,375,000 shares issuable upon exercise of options.

(5)	Includes 80,000 shares issuable upon exercise of options

(6)	Includes 57,500 shares issuable upon exercise of options

(7)	Includes 25,000 shares issuable upon exercise of options.

(8)	Includes 115,300 shares held by Mr. Schad’s children under the Uniform Gift to Minors Act, 183,000 shares held by a trust for which Mr. Schad serves as a trustee with no beneficial interest and 25,000 shares issuable upon exercise of options. Also includes 309,000 shares held by Mr. Schad’s wife and 250,000 shares issuable upon exercise of a warrant also held by Mr. Schad’s wife.

(9)	Includes 4,500 shares of Common Stock held of record by Mr. Dab’s children under the Uniform Gift to Minors Act and 350,000 shares issuable upon exercise of options

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus and in the documents that are incorporated by reference. Forward-looking statements are subject to risks and uncertainties and include information concerning possible or assumed future results of our operations. When we use words such as “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. You should note that an investment in our securities involves certain risks and uncertainties that could affect our future financial results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in “Risk Factors” and elsewhere in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Particle Technology Agreements

The BASER Agreement with NWEC grants the Company a sublicense to exploit all rights to certain technology relating to the BASER particle beam in its application to the rendering of nuclear waste non-radioactive. With the exception of the application of BASER particle beams for the production of power and energy, if ATG identifies additional applications for the BASER technology, commences research and development efforts with respect to such applications and notifies NWEC of its intent to develop such applications, then such applications will come within the terms of the sublicense, subject to ATG marketing the application within five years of its notification to NWEC of its intent to develop the application. In June, 1994, ATG issued NWEC 300,000 shares of Common Stock valued at $3.00 per share as a one-time license fee under the NWEC Agreement. Additionally, at such time as ATG receives an offer to purchase any application of the BASER particle beam technology for commercial utilization or ATG commences the commercial utilization of any application of the BASER particle beam technology, other than for the production of power, ATG will issue 1,700,000 shares of Series A Stock to NWEC. Further, there is a periodic royalty payment due to NWEC in the amount of 10% of ATG’s net sales from ATG’s exploitation of BASERs. ATG is responsible for maintaining all patents currently in place on the BASER technology. If ATG does not spend at least $100,000 on the development of BASER particle beams during each fiscal year after the fiscal year ending July 31, 1994, the BASER Agreement will terminate. To date, ATG has satisfied this requirement.

The licensor of the BASER technology which the Company has sublicensed from NWEC is Apricot which is 50% owned by Dr. Shui-Yin Lo, a former director of the Company.

On July 22, 1994, the Company entered into a Technology Acquisition Agreement with Shui-Yin Lo, the Company’s former Director of Research and Development and a former member of the Board of Directors. For $150,000, the Company acquired an option to acquire a 50% interest in Apricot or 100% of the technology underlying BASERs as invented by Dr. Lo, if he reacquires such rights. The exercise price for the option is 10,000 shares of Common Stock. The option expires one year after Lo’s delivery to the Company of current audited financial statements of Apricot or evidence of unencumbered titled to the BASERs. Additionally, if Dr. Lo has not received 1,700,000 shares of Series A Stock in connection with the Company’s purchase of the Invention, as defined below, the exercise price will include such shares. Under the Technology Acquisition Agreement the Company also acquired from Shui-Yin Lo exclusive right, title and interest to the invention (the “Invention”) entitled “Method and Apparatus for Generating Nuclear Fusion Energy by Coherent Bosons” for which application for Letters Patent of the United States was filed on December 2, 1991. The consideration for the Invention is an option to acquire 450,000 shares of Common Stock at $3.00 per share, and, at such time as ATG receives an offer to purchase the Invention as developed by ATG for commercial utilization or ATG commences commercial utilization of any application of the Invention developed by ATG, ATG will (i) issue to Lo 1,700,000 shares of Series A Stock and (ii) pay to Lo a royalty at the rate of 7.5% of ATG’s net profit from the exploitation of the Invention. If Dr. Lo receives the 1,700,000 shares of Series A Stock as part of the exercise price for the BASER rights, then Dr. Lo will not receive such shares if the Invention is commercialized in accordance with the foregoing criteria.

The foregoing agreements regarding the BASER do not cover an invention of the Company embodied in certain patent applications regarding non-coherent particle beams.

Certain officers of the Company are employed pursuant to written employment agreements the principal terms of which are described under Management above.

Advances to Mr. Brady, Dr. Lo and Mr. Dab totaling $123,523 were forgiven in January, 1999.

The Company is indebted to Michael Kobrin, Vice President of Strategic Planning and Development, in the amount of $220,000. This loan is secured by the personal property of the Company and a junior interest in the Company’s office buildings in Monrovia, California. In connection with this indebtedness, Mr. Kobrin was granted options to purchase a total of 300,000 shares of Common Stock at exercise prices between $0.12 and $0.40 per share.

Mr. Brooks is a principal and officer of two firms which provided consulting services to the Company. In fiscal 1999, prior to Mr. Brooks becoming a director of the Company, these firms were issued 3,000,000 shares of Common Stock valued at $2,161,250 for the consulting services.

DESCRIPTION OF CAPITAL STOCK

Common Stock

     We have 100,000,000 shares of common stock authorized of which 49,199,778 shares were outstanding as of October 31, 2000. The holders of shares of common stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore, and, upon liquidation, are entitled to share pro rata in any distribution to holders of common stock. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the common stock, however, our Articles of Incorporation, as amended, provide that “Each shareholder shall have the same rights as any individual to purchase said stock [shares of Common Stock], but shall not have any pre-emptive rights as that term is defined under NRS 78.265.” All of the outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. Under Nevada law, the law of the state of incorporation of American Technologies, and the our Articles of Incorporation, each holder of a share of common stock is entitled to one vote for each matter submitted for a vote. Additionally, under Nevada law cumulative voting is allowed for the election of directors, if provided for in the Articles of Incorporation. The our Articles of Incorporation do not provide for cumulative voting. However, California law requires companies meeting certain requirements, which we meet, to permit shareholders to elect to cumulate their votes for directors.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock is, par value $0.001 per share. The preferred stock may be issued from time to time in series having such designated preferences and rights, qualifications and to such limitations as the Board of Directors may determine.

We have authorized 10,000,000 shares of Series A Convertible Preferred Stock. The Series A Stock receives a ten percent higher dividend than the common stock, is entitled to one vote per share, shares equally with the common stock upon liquidation and is convertible into one share of common stock at any time at least five years after issuance upon the payment of $3.00 per share. As of October 31, 2000, 378,061 shares of Series A Stock were outstanding, no shares having been converted.

We have authorized 500,000 shares of Series B Convertible Preferred Stock. The Series B Stock has a liquidation preference of $8.00 per share, is entitled to one vote per share and is convertible upon holders request without the payment of any additional consideration during the first year following issuance into the number of shares of common stock equal to the quotient of $8.00 per share and the market value per share for the ten trading days immediately preceding conversion and in subsequent years into one share of common stock for each share of Series B Stock. As of October 31, 2000, there is no Series B Stock issued and outstanding.

We have authorized 2,000 shares of Series C Convertible Preferred Stock. The Series C Stock has a liquidation preference of $1,000 per share, an eight percent coupon payable at the time of conversion, converts to common stock at a 30 percent discount from the fair market value at the date of conversion, is non-voting and is convertible upon holders request without the payment of any additional consideration. As of October 31, 2000, there is no Series C Stock issued and outstanding.

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering and based on our current stock price, 11,870,110 shares of common stock may be issued under the convertible notes and related warrants currently outstanding and the convertible notes and related warrants to be issued on or about the date hereof. In addition, we can put additional convertible notes to certain Selling Securityholders under which an additional 6,043,739 shares are issuable at our current stock price. These shares may be resold without restrictions or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act.

Outstanding Restricted Stock

     Included in our outstanding shares of common stock are 2,618,192 shares which are restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144. Only 1,493 192 shares are available for sale under Rule 144 and all of those may be sold under Rule 144k.

Preferred Stock

     As of October 31, 2000, there were 378,061 shares of Series A Convertible Preferred Stock currently outstanding. The shares of common stock to be issued upon the conversion of the preferred stock may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144.

Debentures

     In connection with certain outstanding convertible debentures and related warrants, an additional 7,000,000 shares are issuable. These shares may be resold without restrictions or further registration under the Securities Act of 1933, except that any shares purchased by our “affiliates,” as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act.

SELLING SECURITYHOLDERS

     The Selling Securityholders are offering hereby a total of up to 12,320,111 shares of our common stock. The following table sets forth certain information with respect to the Selling Securityholders as of October 31, 2000. The Selling Securityholders are not currently affiliates of the Company, and have not had a material relationship with the Company during the past three years, other than as a holder of securities of the Company and the negotiation of the Subscription Agreement.

Name	Beneficial Ownership of Common Stock as of October 31, 2000		Maximum Number of Shares of Common Stock Offered for Sale in this Offering	Amount and Percentage of Common Stock Beneficially Owned After the Offering(1)
				Number	%
Talbiya B. Investments (2)	2,226,015	(3)	2,226,015	0	0
Nesher Ltd. (2)	1,476,015		1,476,015	0	0
Keshet L.P. (2)	5,608,856	(4)	5,608,856	0	0
The Keshet Fund L.P. (2)	2,509,225	(5)	2,509,225	0	0
Tuck International	500,000		500,000	0	0

(1)	Assumes that the Selling Securityholders will sell all of the shares of common stock offered hereby. We cannot assure you that the Selling Securityholders will sell all or any of the shares offered hereunder.

(2)	Under the terms of the Subscription Agreement, none of these Selling Securityholders will beneficially own more than 9.9% of our outstanding common stock at any time.

(3)	This number includes 500,000 shares of common stock issuable upon exercise of an outstanding warrant which is currently exercisable and 250,000 shares of common stock issuable upon exercise of a warrant to be issued on or about the date hereof.

(4)	Includes shares of common stock issuable upon conversion of a convertible note in the principal amount of $185,000 to be made on or about the date hereof.

(5)	Includes shares of common stock issuable upon conversion of a convertible note in the principal amount of $65,000 to be made on or about the date hereof.

Investment Agreement

     Overview. On September 5, 2000, we entered into a Subscription Agreement with certain of the Selling Securityholders identified in this Prospectus. This Agreement entitles us to issue and sell up to $5,000,000 principal amount of 8% convertible notes from time to time during a three-year period following the effective date of this registration statement. Certain Selling Securityholders have already purchased $500,000 principal amount of the notes and we have delivered a Put Notice for an additional $250,000 principal amount of notes which is expected to close on or about the date hereof. Based upon the current price of our common stock, the number of shares of common stock authorized by our articles of incorporation, the number of shares currently issued and outstanding and the number of shares reserved for issuance upon exercise of outstanding options or warrants and conversion of outstanding convertible debentures, the maximum additional principal of convertible notes which can be sold to certain of the Selling Securityholders is approximately $400,000. The amount will increase with increases in the market price of our common stock and decrease with decreases in the market price of our common stock. In connection with the purchase of the notes, we are required to issue to a finder warrants to purchase common stock at the approximate market value on the date of the purchase of the related notes.

     Put Rights. Under the Subscription Agreement, we have the right to require certain of the Selling Securityholders, subject to satisfaction of a number of conditions, to purchase additional convertible notes. A call on such Selling Securityholders to purchase additional convertible notes is called a put. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the common stock which may be issued as a consequence of the conversion of the convertible notes issued upon invocation of that put right. Additionally, we must provide such Selling Securityholders with a Put Notice, which must set forth the investment amount which we intend to sell to them. The principal amount of convertible notes sold in a Put may not exceed a limit based on the price of the common stock and the average daily reported trading volume during the twenty calendar days preceding the delivery of the Put Notice.

     Conversion Price. The conversion price for the first $750,000 of convertible notes is the lower of (i) 75% of the average of the three lowest closing bid prices during the fifteen trading days prior to September 5, 2000 and (ii) 80% of the average of the three lowest closing bid prices during the 90 trading days prior to the conversion of the convertible notes.

     As agreed in principle, the conversion price for the next $1,250,000 of convertible notes is the lower of (i) the average of (a) 75% of the average of the three lowest closing bid prices during the fifteen trading days prior to September 5, 2000 and (b) 75% of the average of the three lowest closing bid prices during the fifteen trading days prior to the issuance of the convertible notes and (ii) 80% of the average of the three lowest closing bid prices during the 90 trading days prior to the conversion of the convertible notes.

     The conversion price for the final $3,000,000 of convertible notes is 82% of the average of the three lowest closing bid prices during the 10 trading days prior to the conversion of the convertible notes.

     Limitations and Conditions Precedent to our Put Rights. The Selling Securityholders’ obligation to acquire and pay for any notes with respect to any particular put is subject to certain conditions precedent, including:

•	This Registration Statement must be effective;

•	Trading of our common stock must not have been suspended, and our common stock must continue to be listed on its principal market;

•	The average trading volume for our common stock over the previous 22 trading days must equal or exceed 150,000 shares per trading day and the closing price for each such day must be not less than $0.25.

     Certain of these conditions have been waived in connection with the purchase of $250,000 of convertible notes by certain of the Selling Securityholders on or about that date hereof.

PLAN OF DISTRIBUTION

     The Selling Securityholders are free to offer and sell their common shares at such times, in such manner and at such prices as they may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities. The Selling Securityholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

     The Selling Securityholders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commission from the Selling Securityholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     Each Selling Securityholder is, and any broker-dealer that acts in connection with the sale of common shares may be deemed to be, an “underwriter” within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

     Because the Selling Securityholders are “underwriters” within the meaning of Section 2(11) of the Securities Act, they will be subject to prospectus delivery requirements.

     We have informed the Selling Securityholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and have provided each Selling Shareholder with a copy of such rules and regulations.

     The Selling Securityholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities and Exchange Act, provided it meets the criteria and conforms to the requirements of such Rule.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Amended Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Nevada law, including circumstances in which indemnification is otherwise discretionary under Nevada law.

     In addition, American Technologies and each selling securityholder have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

     The validity of the shares of common stock being offered hereby will be passed upon for the Company by John M. Dab, Monrovia, California.

EXPERTS

     Our audited financial statements as of and for the years ended July 31, 1999 and 2000 included in this prospectus and elsewhere in this registration statement have been audited by Corbin &Wertz, independent public accountants, as indicated in their report with respect thereto. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding our ability to continue as a going concern as discussed in Note 1 to the financial statements.

AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of American Technologies Group filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and pursuant to those requirements, we file reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Reports, proxy and information statements filed under Sections 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the SEC, including copies of the registration statement, can be inspected and copied SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

     We intend to furnish our shareholders with annual reports containing audited financial statements.

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of July 31, 2000

with

INDEPENDENT AUDITORS’ REPORT THEREON

INDEPENDENT AUDITORS’ REPORT

To American Technologies Group, Inc.:

We have audited the accompanying consolidated balance sheet of American Technologies Group, Inc. (a Nevada corporation) and subsidiaries as of July 31, 2000, and the related consolidated statements of operations, stockholders’ (deficit) equity and cash flows for each of the years in the two-year period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Technologies Group, Inc. and subsidiaries as of July 31, 2000, and the results of their operations and their cash flows for each of the years in the two-year period then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, since its inception, the Company has incurred significant operating losses totaling over $47 million, and at July 31, 2000, has a working capital deficit of $6,005,600 and is in default on its convertible debentures. The ability of the Company to operate as a going concern is dependent upon its ability to (1) obtain sufficient additional debt and/or equity capital, and (2) generate significant revenues through its existing assets and operating business. These issues, among others, raise substantial doubt about the ability of the Company to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

CORBIN & WERTZ

Irvine, California October 25, 2000

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

ASSETS	July 31, 2000
Current assets:
Cash and cash equivalents	$3,950
Accounts receivable, net of allowance for doubtful accounts of $10,000	81,596
Inventories, net	173,939
Other current assets	28,000

Total current assets	287,485
Property and equipment, net of accumulated depreciation and
amortization of $723,583	1,124,388
Note receivable, net of unamortized imputed interest of $824,000	1,676,000
Other assets	239,455

$3,327,328

Continued... F-2

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET - CONTINUED

LIABILITIES AND STOCKHOLDERS’ DEFICIT	July 31, 2000
Current liabilities:
Accounts payable	$ 657,257
Accrued interest payable	442,961
Accrued payroll and related liabilities	278,394
Accrued professional fees	301,436
Other accrued liabilities	184,265
Amounts due to related parties	598,817
Notes payable	1,704,955
Convertible debentures	2,125,000

Total current liabilities	6,293,085
Commitments and contingencies
Stockholders’ deficit:
Series A convertible preferred stock, $.001 par value; 10,000,000
shares authorized; 378,061 shares issued and outstanding	378
Series B convertible preferred stock, $.001 par value; 500,000 shares
authorized; liquidation value at $8.00 per share; none issued and outstanding	—
Series C convertible preferred stock, $.001 par value; 2,000 shares
authorized; liquidation value at $1,000 per share; none issued and outstanding	—
Common stock, $.001 par value; 100,000,000 shares authorized,
44,955,772 shares issued and outstanding	44,956
Additional paid-in capital	51,235,676
Stock subscriptions	6,750
Prepaid consulting expenses	(173,901)
Accumulated deficit	(54,079,616)

Total stockholders’ deficit	(2,965,757)

$ 3,327,328

See independent auditors’ report and accompanying notes to consolidated financial statements

F-3

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ending July 31,
	2000	1999
Revenues:
Technology products and licensing fees	$ 258,759	$ 307,583
Other	78,571	198,311

Total operating revenues	337,330	505,894

Operating expenses:
General and administrative	3,952,392	6,180,979
Marketing and product development	437,200	878,343
Research and development	599,812	665,377
Mining operations	74,183	156,913
Loss on impairment of assets held for sale	—	1,338,584

Total operating expenses	5,063,587	9,220,196

Other (expense) income:
Interest expense, net	(2,048,168)	(2,078,150)
Loss on investment in joint venture	—	(39,341)

Total other (expense) income	(2,048,168)	(2,117,491)

Net loss from continuing operations	(6,774,425)	(10,831,793)
Discontinued operations:
Loss from discontinued operations	—	(200,943)
Gain on disposal of discontinued operations	—	229,200

Total discontinued operations	—	28,257

Net loss before extraordinary item	(6,774,425)	(10,803,536)
Extraordinary item - gain on extinguishment of debt	55,194	—

Net loss attributable to common stockholders	$(6,719,231)	$(10,803,536)

Basic and fully diluted net loss per common share:
Continuing operations	$ (0.19)	$ (0.42)
Discontinued operations	(0.00)	(0.00)
Extraordinary item	(0.00)	(0.00)

Net loss	$ (0.19)	$ (0.42)

Weighted average number of common shares outstanding	35,929,108	25,670,304

See independent auditors’ report and accompanying notes to consolidated financial statements
F-4

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

For The Years Ended July 31, 2000 and 1999

	Series A Convertible Preferred Stock		Common Stock
	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid-in Capital
Balance, August 1, 1998	378,061	$378	22,704,368	$22,704	$39,569,941
Stock issued for services rendered	—	—	4,800,000	4,800	3,278,450
Interest expense recognized for discounted conversion
feature and detachable warrants related to convertible
debentures	—	—	—	—	1,334,227
Stock issued in settlement of accounts payable	—	—	614,738	615	473,117
Expenses related to granting of stock options	—	—	—	—	585,297
Common shares subscribed due to exercise of stock
option	—	—	—	—	—
Common shares subscribed for private placement	—	—	—	—	—
Shares issued to former officer-shareholder for refund
of $500,000 deposit on abandoned sale of ATG Media	—	—	561,798	562	499,438
Issuance of stock for stock subscriptions from prior years	—	—	42,619	43	57,957
Issuance of stock for settlement of claim	—	—	650,000	650	324,350
Stock subscription cancelled	—	—	—	—	—
Amortization of prepaid consulting expenses	—	—	—	—	—
Net loss	—	—	—	—	—

Balance, July 31, 1999	378,061	378	29,373,523	29,374	46,122,777

	Stock Subscriptions	Prepaid Consulting Expenses	Deficit	Total
Balance, August 1, 1998	$ 63,440	$ —	$(36,556,849)	$ 3,099,614
Stock issued for services rendered	—	(3,243,250)	—	40,000
Interest expense recognized for discounted conversion
feature and detachable warrants related to convertible
debentures	—	—	—	1,334,227
Stock issued in settlement of accounts payable	—	—	—	473,732
Expenses related to granting of stock options	—	—	—	585,297
Common shares subscribed due to exercise of stock
option	150,000	—	—	150,000
Common shares subscribed for private placement	42,880	—	—	42,880
Shares issued to former officer-shareholder for refund
of $500,000 deposit on abandoned sale of ATG Media	—	—	—	500,000
Issuance of stock for stock subscriptions from prior years	(58,000)	—	—	—
Issuance of stock for settlement of claim	—	—	—	325,000
Stock subscription cancelled	(1,500)	—	—	(1,500)
Amortization of prepaid consulting expenses	—	2,653,017	—	2,653,017
Net loss	—	—	(10,803,536)	(10,803,536)

Balance, July 31, 1999	196,820	(590,233)	(47,360,385)	(1,601,269)

Continued . . .

F-5

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY-CONTINUED

For The Years Ended July 31, 2000 and 1999

	Series A Convertible Preferred Stock		Common Stock
	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid-in Capital
Stock issued in conversion of debt, including accrued
interest of $8,588, net of issuance costs of $65,229	—	—	9,451,552	9,451	1,633,908
Interest expense recognized for discounted conversion
feature and detachable warrants related to
convertible debentures	—	—	—	—	1,629,657
Stock issued in settlement of accounts payable	—	—	24,000	24	9,119
Stock issued under reset rights	—	—	496,491	496	(496)
Stock issued for services rendered	—	—	2,381,491	2,381	636,203
Expenses related to granting of stock options	—	—	—	—	620,418
Exercise of stock options and warrants	—	—	824,381	825	117,175
Stock issued for cash	—	—	1,758,334	1,759	270,741
Issuance of stock for stock subscriptions from prior years	—	—	646,000	646	196,174
Stock subscribed for services	—	—	—	—	—
Amortization of prepaid consulting expenses	—	—	—	—	—
Net loss	—	—	—	—	—

Balance, July 31, 2000	378,061	$378	44,955,772	$44,956	$ 51,235,676

	Stock Subscriptions	Prepaid Consulting Expenses	Deficit	Total
Stock issued in conversion of debt, including accrued
interest of $8,588, net of issuance costs of $65,229	—	—	—	1,643,359
Interest expense recognized for discounted conversion feature
and detachable warrants related to convertible debentures	—	—	—	1,629,657
Stock issued in settlement of accounts payable	—	—	—	9,143
Stock issued under reset rights	—	—	—	—
Stock issued for services rendered	—	(219,109)	—	419,475
Expenses related to granting of stock options	—	—	—	620,418
Exercise of stock options and warrants	—	—	—	118,000
Stock issued for cash	—	—	—	272,500
Issuance of stock for stock subscriptions from prior years	(196,820)	—	—	—
Stock subscribed for services	6,750	—	—	6,750
Amortization of prepaid consulting expenses	—	635,441	—	635,441
Net loss	—	—	(6,719,231)	(6,719,231)

Balance, July 31, 2000	$ 6,750	$(173,901)	$(54,079,616)	$(2,965,757)

See independent auditors’ report and accompanying notes to consolidated financial statements

F-6

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Years Ending July 31,
		2000	1999
Cash flows from operating activities:
Net loss		$(6,719,231)	$(10,803,536)
Adjustments to reconcile net loss to net cash used
in operating activities:
Depreciation and amortization		775,265	574,593
Amortization of prepaid consulting expenses		635,441	2,653,017
Write-off of advances to officers and stockholders		—	138,198
Stock issued and subscribed as consideration for services
and settlement of claims and accounts payable		435,368	845,112
Imputed interest expense for notes payable and capital
leases		—	81,913
Imputed interest expense on convertible debentures
and accrued interest converted to common stock		1,638,245	1,334,227
Stock options issued to consultants and employees	;	609,304	585,297
Gain on disposal of discontinued operations		—	(229,200)
Loss on impairment of assets held for sale		—	1,338,584
Loss on investment in a joint venture		—	39,341
Gain on extinguishment of debt		(55,194)	—
Changes in operating assets and liabilities:
Accounts receivable		(8,466)	(1,101)
Inventories		6,599	(30,880)
Other current assets		3,953	(16,318)
Accounts payable and accrued liabilities		518,845	596,071
Amounts due to related parties		108,767	36,713

Net cash used in operating activities		(2,051,104)	(2,857,969)

Cash flows used in investing activities:
Purchases of property and equipment		(9,453)	(1,368)

Cash flows from financing activities:
Advances to officers/stockholders, net		—	255,300
Proceeds from issuance of convertible debentures,
net of issuance costs of $65,229 in fiscal 2000		934,771	2,750,000
Proceeds from notes payable		47,250	175,000
Payments on notes payable		(18,189)	(13,586)
Payments on capital lease obligations		—	(50,000)
Deposit on sale of discontinued operations		—	200,000
Net proceeds from issuance of stock and stock
subscriptions		390,500	185,000

Net cash provided by financing activities		1,354,332	3,501,714

Continued...

F-7

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

	Years Ending July 31,
	2000	1999
Net cash flows from discontinued operations	—	7,235
Net change in cash and cash equivalents	(706,225)	649,612
Cash and cash equivalents, beginning of year	710,175	60,563

Cash and cash equivalents, end of year	$ 3,950	$ 710,175

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$ 231,700	$ 146,724

Income taxes	$ 800	$ 1,600

Supplemental disclosure of non-cash investing and
financing activities:
Stock issued for refund of deposit on abandoned sale
of discontinued operations	$ —	$ 500,000

Conversion of debt to common stock	$ 1,700,000	$ —

Sale/abandonment of interest in mining assets, net
of impairment		$ 2,440,000
Assumption/release of notes payable and capital
lease obligations		764,000

Non-interest bearing note receivable, net of
imputed interest	$ —	$1,676,000

Cancellation of debt by repricing of option	$ 66,307	$ —

See independent auditors’ report and accompanying notes to consolidated financial statements
F-8

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 1 - ORGANIZATION, LINE OF BUSINESS AND SIGNIFICANT BUSINESS RISKS

Organization and Line of Business

American Technologies Group, Inc. (the “Company” or “ATG”), a Nevada corporation, is engaged in the development, commercialization and sale of products and systems using its patented and proprietary technologies. The resulting products are intended to offer cost-effective solutions to reduce, and in some cases eliminate, hazardous chemical by-products or emissions resulting from industrial and combustion processes. The Company’s proprietary catalyst technology may improve many commercial products including detergents and cosmetics.

In 1995, ATG acquired 100 percent of the common stock of New Concept Mining, Inc., a Nevada corporation (“New Concept Mining”). New Concept Mining was formed for the purpose of acquiring mineral properties with the long-term goal of developing and mining these properties. Prior to fiscal 1997, the mineral properties were non-producing, either never mined or mining activities ceased in excess of ten years ago. In fiscal 1997, the Company began limited operations on certain properties. However, in fiscal 1998, the Company decided not to invest any additional significant funds to develop its mining properties so as to more fully focus its resources on its core environmental technology and is in the process of selling off its mining properties and related milling equipment (see Note 9).

Significant Business Risks

     Since its inception, the Company has incurred significant operating losses totaling over $47 million, and at July 31, 2000, has a working capital deficit of $6,005,600 and is in default on its convertible debentures (see Note 6). The ability of the Company to operate as a going concern is dependent upon its ability (1) to obtain sufficient additional debt and/or equity capital and (2) generate significant revenues through its existing assets and operating business. The Company plans to raise additional working capital through private offerings of debt and equity (see Note 17 for recent capital raising activities). The successful outcome of future activities cannot be determined at this time and there are no assurances that if achieved, the Company will have sufficient funds to execute their business plans or generate positive operating results. These issues, among others, raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Principles of Consolidation

The consolidated financial statements include the accounts of ATG and its wholly owned subsidiary, New Concept Mining. All material intercompany profits, transactions and balances have been eliminated in consolidation.

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fair Value of Financial Instruments

     Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 107 (“SFAS 107”), “Disclosures About Fair Value of Financial Instruments.” SFAS 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amounts of the Company’s cash and cash equivalents, marketable securities, trade payables, accrued expenses, and notes payable approximate their estimated fair value due to the short-term maturities of those financial instruments. The estimated fair value of amounts due related parties is not ascertainable as the underlying transactions were between related parties. Also, the estimated value of convertible debentures is not determinable as equivalent financial instruments are not easily identifiable.

Cash and Cash Equivalents

Cash balances are maintained at various banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. From time to time, the Company has balances in banks that are in excess of the FDIC limits.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and consist primarily of purchased product and supplies.

Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Assets to be Disposed of,” the Company reviews, as circumstances dictate, the carrying amount of its mineral properties, intangible assets and other facilities. The purpose of these reviews is to determine whether the carrying amounts are recoverable. Recoverability is determined by examining and comparing respective carrying amounts versus expected revenue streams from the related businesses. The amount of impairment, if any, is measured based on the excess of the carrying value over the fair value.

During 1998, the Company decided not to invest any additional significant funds to develop its mining properties and is seeking buyers for the properties and related milling equipment. Based upon preliminary offers received to date, the Company has recognized impairment losses during 2000 and 1999 of $0 and $1,338,584, respectively, in the carrying value of assets held for sale due to carrying value of these assets being in excess of estimated sale price (see Note 9).

As a result, management believes that the impairment losses recorded on long-lived assets, including mining assets (see Note 9) and patents, are adequate. However, there can be no assurance that market conditions will not change or needs for existing products will continue which could result in additional asset impairments.

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Property and Equipment

Property and equipment are stated at cost and are depreciated or amortized over the estimated useful lives of the assets using the straight-line method. Equipment is depreciated over lives from three to seven years. Buildings are depreciated over 30 years. Equipment used for research activities is capitalized only if they have alternative uses within the Company. No depreciation or amortization was recognized for mining buildings or equipment as the buildings and equipment have not yet been placed in service and are currently being held for disposal (see Note 9).

Subsequent to July 31, 2000, the Company sold its building and related improvements for $1,300,000 in a sale-leaseback transaction. The net book value of the asset was approximately $950,000 (approximately 85% of the net fixed asset balance at July 31, 2000) and generated a gain of approximately $250,000 (see Note 17).

Patents

Net patent costs of $169,455 are included in other assets and consist primarily of legal and other direct costs incurred by the Company in its efforts to obtain domestic and foreign patents on its products. Periodic review is made of the economic value of patents and adjustments to cost are made as needed where value is reduced. Patents are amortized on a straight-line basis over periods not exceeding seven years.

Income Taxes

In accordance with Statement of Financial Accounting Standards No. 109, deferred income taxes are the result of the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities. Generally, deferred income taxes are classified as current or non-current in accordance with the classification of the related asset or liability. Those not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. A valuation allowance is provided against deferred income tax assets in circumstances where management believes the recoverability of a portion of the assets is not reasonably assured.

Revenue Recognition

The Company recognizes revenue for its technology products upon shipment of goods to its customers in under Staff Accounting Bulletin 101 (“SAB 101”), “Revenue Recognition,” issued by the Securities and Exchange Commission in December 1999. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. The Company’s adoption of SAB 101 did not have a material impact on its financial position and results of operations.

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Research and Development Activities

All costs of new technology acquisition and research and development are charged to operations as incurred.

Continuing Development and Initial Marketing Costs for New Products

All costs of continuing development of new products for commercial applications and the initial marketing costs are charged to operations as incurred. Adaptations of existing technologies into new products are capitalized as incurred and amortized over a five-year period. Periodic review is made of the economic value of such costs and adjustments are made as needed where the value is reduced.

Non-Monetary Exchanges

Accounting for the transfer or distribution of non-monetary assets or liabilities is based on the fair value of the assets or liabilities received or surrendered, whichever is more clearly evident. Where the fair value of the non-monetary asset received or surrendered cannot be determined with reasonable accuracy, the recorded book value of the non-monetary assets are used.

Statements of Cash Flows

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Net Loss Per Share

Net loss per common share is based upon the weighted average number of common shares outstanding during the fiscal year under the provisions of Statement of Financial Accounting Standards No. 128, “Earnings Per Share.” Common share equivalents were not considered as they would be anti-dilutive and had no impact on earnings per share for any periods presented. However, the impact under the treasury method of dilutive stock options would have been incremental shares of 2,203,359 and 129,237 for fiscal year ended July 31, 2000 and 1999, respectively.

Stock Options

The Company has adopted Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) issued in October 1995. In accordance with provisions of SFAS 123, the Company applies APB Opinion 25 and related interpretations in accounting for its employee stock option plans and, accordingly, does not recognize compensation expense for options issued to employees when the grant price is equal to or more than the market price.

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Extraordinary Item

In May 2000, the Company granted 200,000 options to a related party in exchange for cancellation of a payable of $66,307. The value of the options at the date of grant was $11,113, which resulted in a gain on extinguishment of debt of $55,194 that is shown as an extraordinary item in the accompanying consolidated statement of operations.

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards No. 130 (“SFAS 130”), “Reporting Comprehensive Income.” SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The adoption of SFAS 130 has not materially impacted the Company’s financial position or results of operations as the Company has no items of comprehensive income.

Segments of an Enterprise and Related Information

The Company has adopted Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosures about Segments of an Enterprise and Related Information” (see Note 14). SFAS 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers.

Use of Estimates

In the normal course of preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include the collectibility of notes and accounts receivable and the realizability of inventories and long-lived assets. Actual results could differ from those estimates.

New Financial Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities.” SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet at their fair value. This statement, as amended SFAS 137, is effective for financial statements for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company has not yet determined the impact of the adoption of this standard on its results of operations, financial position or cash flows.

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

In March 2000, the FASB issued FASB Interpretation No. 44 (“FIN 44”) “Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion 25.” FIN 44 clarifies the application of APB 25 for (a) the definition of employee for purposes of applying APB 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence for various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain provisions cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of these provisions of FIN 44 prior to June 30, 2000 did not have a material effect on the financial statements. The Company does not expect that the adoption of the remaining provisions will have a material effect on the financial statements.

Reclassifications

Certain amounts in the July 31, 1999 consolidated financial statements have been reclassified to conform to the 2000 presentation.

NOTE 3 - PROPERTY AND EQUIPMENT

Summary of property and equipment as of July 31, 2000 is as follows:

Land	$ 431,000
Property and equipment	1,416,971

1,847,971
Less accumulated depreciation and amortization	(723,583)

$ 1,124,388

Subsequent to July 31, 2000, the Company sold its land and building with a net book value of approximately $950,000 to a third party in a sale-leaseback transaction (see Note 17).

NOTE 4 - NOTE RECEIVABLE

During fiscal year 1999, the Company sold its interest in a mining property and its remaining gold mines (see Note 9) for a non-interest bearing note of $2,500,000 which was discounted to $1,676,000 based upon an imputed interest rate of 10%. The note is payable in installments from January 1, 2002 to January 1, 2008. During fiscal year 2000, management determined not to amortize the discount to interest income until payments are received. Based on prior transactions with this note holder, management believes the note is collectible. However, there can be no assurance that industry or economic conditions will not change which could result in this note becoming completely or partially uncollectible.

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 5 - NOTES PAYABLE

Notes payable are summarized as follows as of July 31, 2000:

Note payable to financial institution with monthly payments of interest at 12.95% and a balloon payment of $877,500. This amount
was paid after year-end (see Note 17)	$ 877,500
Note payable to Anthony Selig (see below)	605,205
Note payable to Gaines Campbell, interest at 8.0%, due on demand	175,000
Revolving line of credit with a bank, borrowings of up to $50,000 with minimum monthly interest payments at the bank’s prime rate plus 2% (totaling 11.5% at July 31, 2000), guaranteed by certain
officers of the Company	47,250

$1,704,955

Notes payable of $125,000 and $600,000 were issued to Anthony Selig in conjunction with the Company’s acquisition of the mining properties, which are secured by a first deed of trust on the property and equipment acquired. The $125,000 note payable carries an interest rate of 9.5 percent. The $600,000 note payable was non-interest bearing through June 14, 1996 and was recorded at its discounted present value of $486,773, with principal payments of $120,000 due each year beginning on June 14, 1996, through June 14, 2000. During 1998, the above notes were amended and the outstanding principal amounts were due with $100,000 of principal and accrued interest payments in fiscal 1999 and the remaining principal plus accrued interest due March 15, 2000.

During 1999, the Company sold the mining property and equipment in the Manhattan mining area securing the Anthony Selig notes (see Note 9). Although the buyer agreed to assume this note, the Company did not receive a legal release from Selig. As a result, the Company has left this note on its books and will recognize additional gain on sale of assets as the buyer pays on the notes. To date, the Company is not aware of the buyer making any payments on the note and has not recognized any income.

NOTE 6 - CONVERTIBLE DEBENTURES

Convertible debentures are summarized as follows as of July 31, 2000:

Convertible debentures, 7.5%	$ 75,000
Subordinated convertible debentures, 3%	550,000
Secured subordinated convertible debentures, prime plus 0.5%
(totaling 10% at July 31, 2000)	500,000
Secured subordinated convertible debentures, 8.5%	1,000,000

2,125,000

F-15

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 6 - CONVERTIBLE DEBENTURES, continued

In October 1997, the Company issued $3,225,000 of 7.5% convertible debentures, maturing October 15, 1999. Accrued interest on these convertible debentures is due on the earlier of conversion or maturity and both the accrued interest and the principal are payable in cash or the Company’s Common Stock at the Company’s discretion. The conversion price is equal to the lower of the average closing bid price of the common stock for the five trading days prior to the closing or 75 percent of the average closing bid price of the common stock for the five trading days prior to conversion. As of July 31, 1999, $75,000 of the debentures are outstanding, which are currently in default as the remaining balance was not repaid as of October 15, 1999.

During fiscal year 1999 the Company issued pursuant to subscription agreements $1,050,000 of 6% subordinated convertible debentures, maturing November 1, 2003. Included with these convertible debentures were 105,000 detachable stock warrants to acquire common stock at an exercise price of $0.75 per share. In connection with the anticipated 25% discount on the conversion and the fair value of the warrants, the Company has recorded imputed interest expense of $388,449 during 1999. The Company also recorded financing costs of $194,087 as additional interest expense in 1999. During fiscal year 2000, all of these convertible debentures and related accrued interest of $1,717 were converted into 5,819,662 shares of common stock of the Company. The conversion price was based on the average of the market price for the five trading days prior to the conversion, discounted 25%, as provided in the debenture agreements.

In December 1998, the Company issued under a separate subscription agreement a $250,000 subordinated convertible debenture bearing an interest rate of 3%, maturing December 1, 2003. All interest on this debenture will be paid on the maturity date. The conversion price is fixed at $0.58 per share and the conversion feature vests immediately. As part of the agreement the Company may at its discretion redeem the debenture at 120% of the principal amount owed plus accrued interest. In connection with the discounted conversion feature, the Company has recorded imputed interest expense of $56,034 during fiscal 1999. This debenture is subordinated to all other non-subordinated debt, and has registration rights and antidilution rights related to any conversions to common stock as discussed in the agreement.

During fiscal year 1999, the Company issued $450,000 of 3% subordinated convertible debentures maturing December 1, 2003. Included with these convertible debentures were 70,000 detachable stock warrants to acquire common stock at an exercise price of $0.75 per share. All interest on these debentures will be paid on the maturity date. The conversion price is fixed at $0.50 per share. As part of the agreement the Company may at its discretion redeem the debentures at 120% of the principal amount owed plus accrued interest. The conversion feature and the warrants vest immediately. In connection with the discounted conversion feature and the fair value of the warrants, the Company has recorded imputed interest expense of $66,198 during fiscal 1999. These debentures are subordinated to all other non-subordinated debt, and have registration rights and antidilution rights related to any conversions to common stock as discussed in the agreements. During fiscal year 2000, $150,000 of these subordinated convertible debentures were converted into 300,000 shares of common stock of the Company.

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 6 - CONVERTIBLE DEBENTURES, continued

In July 1999, the Company issued a $1,000,000 secured convertible debenture bearing an interest rate of 8.5%, maturing June 3, 2003. Included with the convertible debenture were 300,000 detachable stock warrants to acquire common stock at an exercise price of $0.75 per share. The agreement specifies that monthly interest will be paid on the last day of each month commencing August 31, 1999. The conversion price ranges from $0.25 to $0.35 per share. The conversion feature and warrants vest immediately. In connection with the discounted conversion feature and the fair value of the warrants, the Company recorded imputed interest expense of $781,009 during fiscal 1999. This convertible debenture is secured with substantially all patents and pending patents relating to a certain technology of the Company, certain trademarks of the Company, and a subordinated interest in the Company’s office buildings in Monrovia, California. These debentures are subordinated to all other non-subordinated debt, and have registration rights and antidilution rights related to any conversions to common stock as discussed in the agreements.

In September 1999, the Company issued a $500,000 secured convertible debenture bearing interest at prime rate plus 0.5% per year (10% as of July 31, 2000), maturing December 31, 2003. The conversion price is fixed at $0.25 per share and the conversion feature vests January 1, 2000. This convertible debenture plus another debenture in the principal amount of $1,000,000 issued in July 1999 is secured by the catalyst technology of the Company. The debenture agreement for these debentures also contains antidilution provisions and registration rights. In connection with the discount conversion feature for both debentures, the Company has recorded imputed interest expense of $662,000 during fiscal 2000. These debentures are subordinated to all other non-subordinated debt, and have registration rights and antidilution rights related to any conversions to common stock as discussed in the agreements.

In January 2000, the Company issued $250,000 of 7% convertible debentures, maturing January 14, 2003. The Company recorded debt issuance costs of $32,614 as an offset to the note payable related to this transaction. Accrued interest on these convertible debentures is due on the earlier of conversion or maturity. The conversion price is equal to the lower of $0.23 per share or 72.5% of the average of the lowest three trading prices during the ten trading day period prior to conversion. Included with these convertible debentures were 500,000 detachable stock warrants to acquire common stock at an exercise price of the lower of $0.174 or 72.5% of the average of the lowest three trading prices during the ten trading days immediately prior to exercise of the warrants. The conversion feature and the warrants vest immediately. In connection with the discount conversion feature and the fair value of the warrants, the Company has recorded imputed interest expense of $212,583 during fiscal 2000. During fiscal year 2000, all of these convertible debentures plus related accrued interest of $4,780 were converted into 2,223,661 shares of common stock of the Company. The conversion price was based on $0.0943 per share (72.5% of the average of the lowest three trading prices during the ten trading day period prior to the conversion), as provided in the debenture agreement. These debentures have registration rights and antidilution rights related to any conversions to common stock as discussed in the agreements.

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 6 - CONVERTIBLE DEBENTURES, continued

In February 2000, the Company issued $250,000 of 7% convertible debentures, maturing February 18, 2003. The Company recorded debt issuance costs of $32,615 as an offset to this note payable related to this transaction. Accrued interest on these convertible debentures is due on the earlier of conversion or maturity. The conversion price is equal to the lower of $0.345 per share or 72.5% of the average of the lowest three trading prices during the ten trading day period prior to conversion. Included with these convertible debentures were 500,000 detachable stock warrants to acquire common stock at an exercise price of the lower of $0.23 or 72.5% of the average of the lowest three trading prices during the ten trading days immediately prior to exercise of the warrants. The conversion feature and the warrants vest immediately. In connection with the discount conversion feature and the fair value of the warrants, the Company has recorded imputed interest expense of $212,583 during fiscal 2000. During fiscal 2000, all of the convertible debentures plus related accrued interest of $2,091 were converted into 1,108,229 shares of common stock of the Company. The conversion price was based on $0.227 per share (72.5% of the average of the lowest three trading prices during the ten trading days immediately prior to the exercise of the warrant), as provided in the agreement. These debentures have registration rights and antidilution rights related to any conversions to common stock as discussed in the agreements.

In connection with obtaining $1,000,000 in convertible debentures during fiscal 2000, the Company granted 5,581,650 warrants to consultants and finders. Of the 5,581,650 warrants, 2,481,650 have fixed exercise prices ranging from $0.122 to $0.75 per share and expire between November 2003 and June 2005. The remaining warrants have variable prices ranging from the lesser of $0.174 per share or the average trading price of the stock on the date of exercise to the lessor of $0.35 per share or 76% of the average trading price of the stock at the date of exercise as defined in the agreements and expire between January 2003 and May 2005. The Company recorded imputed interest expense of $542,491 related to these warrants using the Black Scholes valuation model (see Note 8) based on the value of the warrants on the date of grant for all of the warrants. The incremental difference between the grant date fair value and year end fair value is insignificant for these variable warrants plus the 1,000,000 variable warrants issued to debt holders in fiscal 2000 (see above) and has therefore not been recorded at July 31, 2000.

All of the convertible debentures are subject to certain non-financial covenants. The covenants include maintaining the Company’s stock listing on an exchange or over-the-counter market and keeping current on all other debt. The Company is not in compliance with all of the non-financial covenants as of July 31, 2000; therefore, all convertible debt is shown as current.

NOTE 7 - TECHNOLOGY RIGHTS

In fiscal year 1998, in exchange for 500,000 shares of common stock valued at $1,200,000, the Company acquired all remaining interests and royalty rights of Robert W. Carroll and BWN Oil Investments Corporation, a Nevada corporation, to the Clean Air Pac which is used by the Company in The Force(R) airborne fuel treatment. The technology rights are amortized based on the straight-line basis over a period of three years. Included in general and administrative expenses is amortization expense of $400,000 for each of the years ended July 31, 2000 and 1999. The technology rights are fully amortized as of July 31, 2000.

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 8 - CAPITAL STOCK

Common Stock

The Company issued 2,381,491 and 4,800,000 shares of common stock for services rendered valued at $638,584 and $3,283,250 during 2000 and 1999, respectively. All shares issued were valued at the average estimated market value at date of issuance. Shares issued for future services are recorded to prepaid consulting expenses and are amortized to expense over the life of the related agreement.

In fiscal 2000, the Company sold 1,758,334 shares of common stock for $272,500 to various investors. As part of these transactions, the Company issued warrants to acquire 1,583,334 shares of common stock at $0.25 per share to the investors that were valued at approximately $150,000 under SFAS 123 (see below) and recorded to expense.

In fiscal 1999, the Company issued 650,000 shares in a settlement of a claim, recording expense of $325,000. As part of the settlement, the Company agreed to issue additional shares if the per share value declined. As a result, the Company issued 496,491 additional shares in fiscal 2000 under this reset right that was not recorded as an additional expense by the Company.

Preferred Stock

ATG authorized preferred stock is 50,000,000 shares, par value $0.001 per share. The preferred stock may be issued from time to time in series having such designated preferences and rights, qualifications and to such limitations as the Board of Directors may determine.

The Company has authorized 10,000,000 shares of Series A Convertible Preferred Stock (“Series A Stock”). The Series A Stock receives a ten percent higher dividend than the common stock, is entitled to one vote per share, shares equally with the common stock upon liquidation and is convertible into one share of common stock at any time at least five years after issuance upon the payment of $3.00 per share. As of July 31, 2000, 378,061 shares of Series A Stock were outstanding, no shares having been converted.

The Company has authorized 500,000 shares of Series B Convertible Preferred Stock (“Series B Stock”). The Series B Stock has a liquidation preference of $8.00 per share, is entitled to one vote per share and is convertible upon holders request without the payment of any additional consideration during the first year following issuance into the number of shares of Common Stock equal to the quotient of $8.00 per share and the Market Value per Share for the ten trading days immediately preceding conversion and in subsequent years into one share of Common Stock for each share of Series B Stock. As of July 31, 2000, there are no Series B Stock issued and outstanding.

The Company has authorized 2,000 shares of Series C Convertible Preferred Stock (“Series C Stock”). The Series C Stock has a liquidation preference of $1,000 per share, an eight percent coupon payable at the time of conversion, converts to Common Stock at a 30 percent discount from the fair market value at the date of conversion, is non-voting and is convertible upon holders request without the payment of any additional consideration. As of July 31, 2000, there are no Series C Stock issued and outstanding.

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 8 - CAPITAL STOCK, continued

Stock Option Plans

The Company has adopted the 1993 Incentive Stock Option Plan (“Incentive Plan”) and the 1993 Non-Statutory Stock Option Plan (“Non-Statutory Plan”) to grant options to purchase up to a maximum of ten percent of the total outstanding common stock of the Company. Options are issued at the discretion of the Board of Directors to employees only under the Incentive Plan and to employees and non-employees under the Non-Statutory Plan. Under the Incentive Plan, the exercise price of an incentive stock option shall not be less than the fair market value of the Common Stock on the date the option is granted. However, the exercise price of an incentive stock option granted to a ten- percent stockholder (as defined in the Incentive Plan), shall be at least 110% of the fair market value of common stock on the date the option is granted. Exercise prices of options granted under the Non-Statutory Plan may be less than fair market value. Each option expires at the date fixed by the Board of Directors upon issuance but in no event more than ten years. The plans expire December 2002.

Transactions involving the plans are summarized as follows:

	Number of Shares	Weighted Average Exercise Price Per Share	Exercise Price Per Share
Outstanding at July 31, 1998	1,584,000	$2.51	$1.50-6.25
Granted	980,125	0.73	0.30 - 0.75
Exercised	—	—	—
Canceled	(1,014,000)	1.88	0.75 - 6.25

Outstanding at July 31, 1999	1,550,125	0.78	0.30 - 3.00
Granted	213,750	0.64	0.30 - 0.75
Exercised	—	—	—
Canceled	(842,375)	0.80	0.30 - 3.00

Outstanding at July 31, 2000	921,500	$0.39	$0.25-0.75

The weighted average fair value of options granted is $0.16 and $0.58 per share at July 31, 2000 and 1999, respectively.

On May 3, 2000, the Board of Directors approved a repricing of 656,500 options held by employees to $0.25 per share. The options were exercisable at $0.75 per share prior to the repricing. No compensation expense was recorded as a result of this transaction as the fair value on the date of repricing was less than the price of the options. However, under FIN 44, these options will be subject to variable plan accounting in the future and any subsequent fluctuations in the fair value of the stock above $0.25 per share will result in a corresponding fluctuation in compensation expense for these options. As of July 31, 2000, no additional compensation expense is required as the fair value of the stock is less than $0.25.

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 8 - CAPITAL STOCK, continued

On December 14, 1998, the Board of Directors approved a repricing of approximately 4,130,000 options held by employees to $0.75 per share. The options were exercisable at prices ranging from $1.50 to $10.07 prior to the repricing. No compensation expense was recorded as a result of this transaction as the fair value on the date of repricing equaled the price of the options.

The following summarizes information about stock options outstanding at July 31, 2000:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Shares Exercisable	Weighted Average Exercise Price
$0.25	656,500	2.81	$0.25	553,000	$0.25
$0.75	265,000	3.29	$0.75	265,000	$0.75

Transactions involving options and warrants not covered by the plans are summarized as follows:

	Number of Shares	Weighted Average Exercise Price Per Share	Exercise Price Per Share
Outstanding at July 31, 1998	6,035,773	$2.53	$ 0.97-10.07
Granted	3,329,000	0.77	0.25- 1.50
Exercised	(500,000)	0.30	0.30
Canceled	(872,500)	1.23	0.35- 3.00

Outstanding at July 31, 1999	7,992,273	1.32	0.25- 4.06
Granted	9,104,984	0.16	0.12- 0.75
Exercised	(824,381)	0.14	0.14- 0.20
Canceled	(2,328,113)	1.64	0.19- 4.00

Outstanding at July 31, 2000	13,944,763	$0.57	$ 0.12- 4.06

The weighted average fair value of non-plan stock options and warrants granted is $0.11 and $0.63 per share at July 31, 2000 and 1999, respectively.

On May 24, 2000, the Board of Directors approved a repricing of approximately 2,074,000 warrants held by consultants to $0.19 per share. The warrants were exercisable at $0.75 to $3.00 per share prior to the repricing. The incremental value under SFAS 123 as a result of the repricing was insignificant and was thus not recorded at July 31, 2000. All of the related shares were either exercised or cancelled at July 31, 2000, so no future adjustment is required pursuant to variable plan accounting.

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 8 - CAPITAL STOCK, continued

In addition, as discussed in Note 6, the Company has 4,100,000 warrants issued to noteholders and consultants that contain variable pricing terms. They are included in the table below based on their exercise price at July 31, 2000. No additional expense has been recorded for the ending values of warrants at July 31, 2000 as the differences are insignificant.

The following table summarizes information about non-plan stock option and warrants outstanding at July 31, 2000:

	Options and Warrants Outstanding			Options and Warrants Exercisable
Range of Exercise Prices	Number of Shares Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Shares Exercisable	Weighted Average Exercise Price
$0.12 - $0.50	8,546,490	2.47	$0.16	8,046,490	$0.16
$0.75 - $0.98	3,522,116	5.17	0.75	3,154,616	0.75
$1.00 - $1.88	1,266,401	1.61	1.40	809,401	1.37
$2.12 - $4.06	609,756	2.02	3.43	609,756	3.43

If the Company had elected to recognize compensation expense based on the fair value of the options granted at grant date as prescribed by SFAS 123, net loss and loss per share would have been increased to the pro forma amounts indicated in the table below:

	2000	1999
Net loss attributable to common stockholders, as reported	$(6,719,231)	$(10,803,536)
Net loss attributable to common stockholders, pro forma	$(7,421,269)	$(12,348,609)
Loss per share, as reported	$(0.19)	$(0.42)
Loss per share, pro forma	$(0.21)	$(0.48)

Because the SFAS 123 method of accounting has not been applied to options granted prior to July 31, 1995, the resulting pro forma compensation expense may not be representative of the cost to be expected in future years.

The fair value of each option or warrant granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2000	1999

Expected dividend yield	0%	0%
Weighted average expected stock price volatility	165%	186%
Risk free interest rate	6.5%	5-6%
Expected life of option	1 to 3 years	1 to 3 years

F-22

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 8 - CAPITAL STOCK, continued

Total consulting expense charged to operations for options or warrants granted to non-employees (in accordance with SFAS 123) was approximately $609,000 (excluding approximately $11,000 not recorded to expense related to the extinguishment of debt - see Note 2) and $548,000 for fiscal year 2000 and 1999, respectively. Total interest expense charged to operations for options or warrants granted to non-employees in connection with debt financing (in accordance with SFAS 123) was approximately $779,000 and $237,000 for fiscal 2000 and 1999, respectively. Total expense charged to operations in fiscal year 2000 and 1999 for options granted to employees at grant prices lower than market price at the date of grant (in accordance with APB Opinion 25) was approximately $0 and $37,000, respectively.

Stock Subscriptions

As of July 31, 2000, the Company had not issued 15,000 shares of common stock for services at $0.45 per share totaling $6,750. During 2000, 646,000 shares valued at $196,820 relating to prior year subscriptions were issued.

NOTE 9 - ASSETS HELD FOR SALE

Included in other assets at July 31, 2000 in the accompanying consolidated balance sheet is the mining property referred to as the Tempiute property with a remaining book value of $70,000, net of impairment of $324,847 recognized during fiscal year 1999 (based on the estimated realizable value as indicated in non-binding offer to buy this property).

During fiscal year 1999 the Company terminated its capital lease for certain mining property in the Manhattan mining area. The lease agreement specified that the lease was cancelable at any time by the lessee. The Company recognized impairment losses of $64,000 during fiscal year 1999, bringing the net book value of the property equal to the remaining amount owed on the lease of approximately $283,000. Due to the impairment losses recognized prior to the termination, no gain or loss was recognized on the termination of this lease.

During fiscal year 1999 the Company terminated a purchase agreement for a mining property in the Tempiute mining area, and the related note payable for this purchase (North Tem). The purchase agreement specified that the purchase may be cancelled by the Company at any time. The Company recognized current impairment losses of approximately $0 and $24,600 in fiscal years 2000 and 1999, respectively, related to this property. The aggregate impairment reduced the value of the property to the remaining amount of debt and accrued interest remaining on the related note prior to termination of the agreement of approximately $140,000 (net of imputed interest). Accordingly, no gain or loss was recognized on the termination of the agreement.

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 9 - ASSETS HELD FOR SALE, continued

During fiscal year 1999, the Company sold its interest in the Manhattan mill and the remaining gold mines to Western Mine Development for a non-interest-bearing note of $2,500,000 which has been discounted to $1,676,000 based upon an imputed interest rate of 10% (see Note 3). The note is payable in installments from January 1, 2002 to January 1, 2008. The Company recognized impairment losses on these properties of $0 and $925,000 during fiscal year 2000 and 1999, respectively. The cumulative impairment losses reduced the book value of these properties to the amount realized on the sale and liability released; accordingly, no gain or loss was recognized on this transaction.

NOTE 10 - JOINT VENTURE

In February, 1998, the Company formed a joint venture (with an approximate 27% ownership interest), which was accounted for in accordance with the equity method. The joint venture marketed various personal and home care products containing the Company’s proprietary catalyst technology. Sales of these products commenced in June 1998. During fiscal year 1999, the joint venture ceased operations due to significant losses. The Company recognized a loss for its remaining basis in the joint venture of approximately $39,000.

NOTE 11 - DISCONTINUED OPERATIONS

On June 23, 1998, the Company entered into a sales agreement with a former officer/stockholder to sell the stock of ATG Media for $500,000. The Company received $500,000 in cash as a deposit, but subsequently terminated the agreement and issued 561,798 shares of the common stock to the former officer/stockholder for the deposit pursuant to the terms of the agreement.

On April 30, 1999, the Company entered into a sales agreement with Space Frontiers.com, Inc., an unrelated company, to sell its entire interest in ATG Media. The Company received $1,000 cash and a release of all liabilities associated with ATG Media (approximately $340,000). The sale also guaranteed the Company certain advertising rights on the buyer’s web pages, but due to uncertainties regarding the value of this advertising, the Company has not recognized this as part of the consideration for the sale.

Loss from operations of ATG Media were approximately $202,000 for fiscal 1999. The Company recognized a gain on the sale of $229,200 in fiscal 1999 due to the release of liabilities in excess of assets.

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 12 - RELATED PARTY TRANSACTIONS

The Company has $220,000 of related party payables due to an officer/shareholder. In consideration for obtaining payment extensions in 1999, the Company granted options to purchase a total of 175,000 shares of common stock ranging from $0.25 to $0.40, which vest immediately and expire in 2009. The Company has recognized imputed interest expense of $50,886 (equal to the estimated fair value of the options) in connection with these options during fiscal 1999. Payments were due in installments of approximately $40,000 per month, commencing August 1999 and ending in February 2000. This loan is secured by the personal property of the Company. The Company is in discussions with the officer/shareholder to modify the terms of this loan. The remaining balance of $378,817 due to related parties is unsecured, due on demand, and bear no interest.

During fiscal 2000 and 1999, the Company incurred expenses to related parties and shareholders principally for consulting fees of approximately $0 and $2,640,000, respectively.

On March 1, 1994, the Company entered into a license agreement with BWN Nuclear Waste Elimination Corporation (NWEC), a Nevada corporation partially owned by Robert W. Carroll, for the sublicense to exploit all rights to certain technologies relating to helium cluster beams and other particle beams (Basers) in their application to the rendering of nuclear waste non-radioactive. At such time as ATG receives an offer to purchase any application of the Baser Technology for commercial use, ATG will issue up to 1,700,000 shares of ATG Series A Convertible Preferred Stock to NWEC. NWEC will also be entitled to a ten percent royalty on ATG’s net sales from exploitation of Basers. In the event ATG does not spend at least $100,000 on the development of Basers during each fiscal year, the agreement will terminate. There have been no shares granted under this agreement through July 31, 2000.

During fiscal 1997, the Company completed payments of $150,000, in the aggregate, to Dr. Lo (a former officer/shareholder) to purchase an option for the rights to certain Baser technology. Additionally, should ATG receive an offer to purchase the Baser Technology for commercial utilization, ATG is required to issue 1,700,000 shares of ATG Series A Convertible Preferred Stock and pay quarterly royalties of seven and one half percent of net profits (as defined) to Dr. Lo. The exercise price for the option acquired by ATG is 10,000 shares of ATG Common Stock, a royalty of five percent of ATG’s net profits, if any, from the exploitation of Basers through July 21, 1999, and issuance of the Series A Preferred Stock as discussed above. There have been no options exercised or shares granted through July 31, 2000 in conjunction with this agreement. The acquired option expires one year after evidence of unencumbered title to the Baser Technology is provided by the Company.

NOTE 13 - INCOME TAXES

A provision for income taxes of $1,000 (representing minimum state taxes) were recorded in fiscal years 2000 and 1999, respectively.

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 13 - INCOME TAXES, continued

Net temporary differences that give rise to deferred tax assets and liabilities recognized in the balance sheet are as follows:

Deferred tax assets:
Net operating loss carryforward	$20,108,000
Long-term deferred tax assets	318,000
Valuation allowances	(20,426,000)

Net deferred tax asset	$ —

The Company has recorded a valuation allowance to fully offset its deferred tax assets because the realization of the deferred tax assets is uncertain.

As of July 31, 2000, the Company has approximately $50,000,000 of federal operating loss carryforwards that will expire in fiscal years ending 2006 through 2020 and approximately $25,000,000 of California state net operating loss carryforwards, which will expire in fiscal years ending 2001 through 2005. In the event the Company were to experience a greater than 50% change in ownership as defined in Section 382 of the Internal Revenue Code, the amount of net operating loss carryforwards that are available to offset future income could be severely limited.

The difference between the tax provision recorded for financial statements purposes for fiscal 2000 and 1999 and the tax benefit determined by multiplying the Company’s pre-tax loss by the federal statutory rate is due primarily to current year losses for which no tax benefit was recorded.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

Employment Agreements

The Company has employment agreements with several principal officers and employees. The agreements call for minimum salary levels. Minimum payments under all employment agreements for fiscal 2001 are approximately $457,000. The agreements are cancelable by the Company for cause.

Litigation

The Company is involved in various lawsuits against the Company, arising in the normal course of business. Management believes that any financial responsibility that may be incurred in settlement of such claims and lawsuits would not be material to the Company’s financial position or results of operations.

F-26

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 14 - COMMITMENTS AND CONTINGENCIES, continued

Contingent Sale

In May 2000, the Company shipped product to a foreign customer. Since the collectibility of this $3.7 million sale is uncertain, the sale was not recorded in fiscal 2000 and will only be recorded in the future upon its collection by the Company. The related costs of goods shipped have been expensed as the Company’s ability to have the product returned is questionable.

NOTE 15 - INDUSTRY SEGMENT INFORMATION

The Company’s principal remaining business segment is Technology Products (The Force and Waste Water Treatment, among others).

Financial information about industry segments as of and for the years ended July 31, 2000 and 1999, is as follows:

	2000	1999
Operating revenues:
Technology products	$258,759	$307,583
Corporate	57,854	127,879
Mining	20,717	70,432

Total operating revenues	$337,330	$505,894

Operating loss:
Technology products, including research
and development	$799,174	$1,236,137
Mining, including impairment	53,466	1,425,065
Corporate expenses	3,873,617	6,053,100

Net operating loss	$4,726,257	$8,714,302

Identifiable assets:
Technology products	$473,300	$1,138,165
Mining assets held for sale	70,000	107,885
Corporate and other	2,784,028	3,555,402

Total	$3,327,328	$4,801,452

Operating loss is revenues minus operating expenses. Identifiable assets by segment are assets used in or otherwise identifiable with the Company’s operations in each segment. F-27

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 16 - MAJOR CUSTOMERS

The Company sells a substantial portion of its technology products to three customers. During fiscal 2000 and 1999, the Company’s sales to these three customers approximated 54% and 30%, respectively of total sales and 71% and 49%, respectively, of technology product sales. At July 31, 2000, amounts due from these three customers included in accounts receivable are $57,234.

NOTE 17 - SUBSEQUENT EVENTS

On August 4, 2000, the Company issued 125,000 restricted shares of common stock in exchange for $10,000 to an outside party.

On August 25, 2000, the Company entered into a sale-leaseback transaction with an unrelated party for total consideration of $1,300,000, recognizing a gain of approximately $250,000. As a result of the sale, the Company paid its note payable of $877,500 (see Note 5) and the related accrued interest. The gain on the sale will be deferred and recognized over the life of the lease. The future minimum payments under the lease are as follows:

Years Ending July 31,

2001	$111,000
2002	115,000
2003	119,000
2004	123,000
2005	127,000

$595,000

On September 6, 2000, the Company issued $500,000 of 8% convertible debentures, maturing September 5, 2002. Accrued interest on these convertible debentures is due on the earlier of conversion or maturity. The conversion price is equal to 75% of the average of the lowest three trading prices during the fifteen trading days prior to conversion. Included with these convertible debentures were 500,000 detachable stock warrants to acquire stock at an exercise price of $0.09 per share. The conversion feature and the warrants vest immediately. The value of the warrants and the beneficial conversion feature will be recorded as imputed interest to be included in interest expense in first quarter of fiscal 2001. These debentures have registration rights and antidilution rights related to any conversions to common stock as discussed in the agreements.

On September 6, 2000, the board of directors granted the non-employee directors 750,000 shares at $0.12 per share as compensation for services rendered as board members. The value of the shares of $90,000 will be accounted for under APB Opinion 25.

AMERICAN TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Years Ended July 31, 2000 and 1999

NOTE 17 - SUBSEQUENT EVENTS, continued

On September 14, 2000, warrant holders exercised 3,369,006 warrants at exercise prices ranging from $0.072 to $0.09 per share in exchange for $262,368.

On October 13, 2000, the Company entered into an agreement with a related party to reprice an option to purchase 50,000 shares to $0.10 per share from $0.50 per share in exchange for forgiveness of $125,000 due to the option holder. The gain will be recorded as an extraordinary item and the repriced options will be accounted for in the future under variable plan accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Section 78.751 of the Nevada General Corporation Law, Article VI of our Amended Bylaws provides for the indemnification by American Technologies, including suits brought by or on behalf of American Technologies, of each director, officer, employee or agent thereof to the fullest extent permitted by Nevada law.

     As permitted by the Nevada General Corporation Law and Article VI of our Amended Bylaws, maintains director’s and officer’s liability for its directors and officers against certain liabilities.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

SEC Registration Fee	$833.44
Accountant’s Fees and Expenses	5,000.00
Financial Printers	500.00
Miscellaneous	250.00

Total	$6,583.44

* Represents expenses relating to the distribution by the selling securityholders under this prospectus prepared in accordance with the requirements of Form SB-2. These expenses will be borne by us on behalf of the selling securityholders. All amounts are estimates except for the SEC Registration Fee.

ITEM 26. Recent sales of unregistered securities.

     In June and September, 2000, the Company issued a total of 1,000,000 shares of Common Stock (valued at $167,500) to each of the Company’s outside Directors as partial compensation for services as a Director in 1999 and full compensation for 2000.

     During February 2000, the Company sold $250,000 principal amount of 7% convertible debentures to two sophisticated investors. The debentures are convertible at the rate of the lower of $0.345 or 72.5% of the average of the lowest three trading prices during the ten trading day period prior to conversion. In addition, the investors each received warrants to purchase 250,000 shares of common stock at the lower of $0.23 or the average of the lowest three trading prices during the ten trading day period prior to conversion. A finder also received a warrant to purchase 50,000 shares of common stock on the same term.

     During January 2000, the Company sold $250,000 principal amount of 7% convertible debentures to two sophisticated investors. The debentures are convertible at the rate of the lower of $0.23 or 72.5% of the average of the lowest three trading prices during the ten trading day period prior to conversion.

     In September 1999, one hundred thousand (100,000) shares were issued to a consultant as partial consideration under a one year consulting agreement. The consultant is to act generally as financial public relations counsel to the Company, essentially acting as an advisor with respect to communications and information as well as planning, designing, developing, organizing, writing and assisting in the distribution of such communications and information.

     In September 1999, the Company sold $500,000 principal amount of a convertible debenture to an existing debenture holder. The debenture is convertible after December 31, 1999 at the rate of $0.25 per share.

     In April 1999, the Company issued 561,798 shares of Common Stock to John R. Collins in lieu of the repayment of $500,000 paid by Mr. Collins on deposit against the purchase of ATG Media, Inc.

     During the three months ended April 30, 1998, an aggregate of Fifty Four Thousand (54,000) shares of Common Stock were issued in consideration of services rendered, valued at One Hundred Fifteen Thousand, Two Hundred Thirty Dollars ($115,230).

     During the three months ended January 31, 1998, an aggregate of twenty thousand (20,000) shares of Common Stock were issued to two individuals upon exercise of stock options with total payment of Twenty-Six Thousand, Six Hundred Dollars ($26,600). In addition, One Thousand, Two Hundred Fifty (1,250) shares of Common Stock were issued in consideration of services rendered, valued at Three Thousand, Eight Hundred Seventy-Five Dollars ($3,875).

     During the three months ended October 31, 1997, an aggregate of one thousand, three hundred seventy (1,370) shares of Common Stock were issued to two individuals in consideration of services rendered valued at Four Thousand, Two Hundred Thirty-Five Dollars ($4,235). In addition, five hundred thousand (500,000) shares of Common Stock were issued to one corporation in connection with the acquisition of certain technology valued at One Million, Two Hundred Thousand Dollars ($1,200,000).

     The foregoing transactions are claimed to be exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, as transactions not involving public offerings, in that the purchasers had full access to all material information concerning the Company and were acquiring the securities for investment and not with a view to distribution. There were no underwriting discounts or commissions paid in connection with the transactions nor was any advertising or other form of general solicitation used by the Company.

ITEM 27. EXHIBITS.

Exhibit No.	Description

3.1	Articles of Incorporation, as amended (1)

3.2	Bylaws (1)

3.3	Amended and Restated Bylaws (2)

3.4	September 3, 1997 Amendments to Bylaws (3)

4.1	Specimen of Common Stock (1)

4.2	Certificate of Determination of Rights and Preferences of Series A Convertible Preferred Stock (2)

4.3	Certificate of Determination of Rights and Preferences of Series B Convertible Preferred Stock (2)

4.4	Certificate of Determination of Rights and Preferences of Series C Convertible Preferred Stock (2)

4.5	Form of 6% Convertible Debenture. (4)

4.6	Form of 3% Convertible Debenture issued to Gaines P. Campbell, Jr. (4)

4.7	Secured Convertible Debenture issued to Gaines P. Campbell, Jr. (4)

4.8	Form of Secured Redeemable Convertible Debenture issued to Gaines P. Campbell, Jr. (4)

4.9	Subscription Agreement dated July 22, 1999 by and between the Company and Gaines P. Campbell, Jr. (4)

5.1	Opinion of John M. Dab

10.1	1993 Incentive Stock Option Plan and 1993 Non-Statutory Stock Option Plan (1)

10.2	Clean Air Pac Agreement effective November 1, 1992, By and Between the Company, Rod Quinn, Loren Zanier, Robert Carroll and David Gann (1)

10.3	License Agreement dated as of March 1, 1994 by and between the Company and B.W.N. Nuclear Waste Elimination Corporation (3)

10.4	Research Agreement dated April 25, 1994 by and between American Technologies Group, Inc. and California Institute of Technology (3)

10.5	Technology Acquisition Agreement entered into as of July 22, 1994 by and between the Company and Shui-Yin Lo (5)

10.6	Form of Executive Employment Agreement effective January 1, 1999. (6)

21	List of Subsidiaries of the Registrant. (7)

23.1	Consent of Corbin & Wertz

23.2	Consent of John M. Dab (included in Exhibit 5.1)

27	Financial Data Schedule

Footnotes on following page.

Footnotes from prior page.

(1)	Previously filed as an exhibit to the Company’s Registration Statement on Form 10-SB, Commission File Number 0-23268.

(2)	Previously filed as an exhibit to the Company’s Form 10-KSB Annual Report filed with the Commission on February 16, 1996.

(3)	Previously filed as an exhibit to the Company’s Form 10-KSB Annual Report filed with the Commission on November 13, 1997.

(4)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-3, Commission File Number 333-68327.

(5)	Previously filed as an exhibit to the Company’s Form 8-K Current Report filed with the Commission on August 15, 1994.

(6)	Previously filed as an exhibit to the Company’s Form 10-KSB Annual Report filed with the Commission on November 15, 1999.

(7)	Previously filed as an exhibit to the Company’s Form 10-KSB Annual Report filed with the Commission on November 1, 2000.

ITEM 28. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monrovia, State of California, on this 9th day of November, 2000.

AMERICAN TECHNOLOGIES GROUP, INC. By: /s/ Lawrence J. Brady —————————————— Lawrence J. Brady Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Lawrence J. Brady and Charles McCarthy, and each one of them, individually and without the other, his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form SB-2, and to file the same, with the exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Lawrence J. Brady —————————— LAWRENCE J. BRADY	Chairman of the Board, Chief Executive Officer	November 9, 2000

/s/ Yan Lin —————————— YAN LIN	Acting Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 9, 2000

/s/ Charles McCarthy —————————— CHARLES MC CARTHY	Director	November 9, 2000

/s/ William Odom —————————— WILLIAM ODOM	Director	November 9, 2000

/s/ Larry Pressler —————————— LARRY PRESSLER	Director	November 9, 2000

/s/ —————————— ALAN BROOKS	Director	November __, 2000

/s/ Lawrence Schad —————————— LAWRENCE SCHAD	Director	November 9, 2000